Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT,

dated as of December 13, 2018,

between

FILTRATION GROUP FGC LLC

and

CONMED CORPORATION

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Supply Agreement
Exhibit C	Agreed Accounting Principles
Exhibit D	Example Net Working Capital Calculation

-iii-

Defined Terms	Sections

Accountants	Section 2.5(e)
Acquired Companies	Recitals
Acquired Company	Recitals
Adjustment Escrow Account	Section 2.4(d)
Adjustment Escrow Deposit	Section 2.4(d)
Affiliate	Section 1.1
Agreed Accounting Principles	Section 1.1
Agreed Tax Treatment	Section 7.4(d)
Agreement	Preamble
Allocation	Section 7.4(a)
Alternative Financing	Section 7.6(d)
Ancillary Documents	Section 1.1
Balance Sheet Date	Section 3.7(a)
Benefit Plan	Section 1.1
BF LLC	Recitals
BF Securities	Recitals
Books and Records	Section 1.1
Business Day	Section 1.1
Buyer	Preamble
Buyer Closing Certificate	Section 8.2(c)
Buyer Releasee	Section 6.6
Cash	Section 1.1
Cash Amount	Section 2.2
Closing	Section 2.3
Closing Date	Sections 1.1, 2.3
Closing Schedule	Section 2.2
Closing Statement	Section 2.5(b)
Code	Section 1.1
Confidentiality Agreement	Section 1.1
Confidential Information	Section 7.5
Contract	Section 1.1
Covered Party	Section 6.2(a)
Credit Agreement Lenders	Section 2.4(a)(iv)
Current Assets	Section 2.5(a)(i)
Current Liabilities	Section 2.5(a)(ii)
D&O Insurance	Section 6.2(b)
Debt Commitment Letter	Section 4.8(a)
Definitive Debt Financing Agreements	Section 7.6(a)
DOJ	Section 3.12(a)
Employee	Section 1.1
Employee Plan	Section 1.1
Enterprise Value	Section 2.2
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
ERISA	Section 1.1

-iv-

Defined Terms	Sections

ERISA Affiliate	Section 1.1
Escrow Agent	Section 2.4(d)
Escrow Agreement	Section 2.4(d)
Example Net Working Capital Calculation	Section 2.5(a)(iii)
Excluded Payroll Taxes	Section 1.1
Existing Debt Agreements	Section 2.4(a)(iv)
FDA	Section 3.12(a)
FDCA	Section 3.12(b)
FDCA Permits	Section 3.12(e)
Filtration Group Party	Section 1.1
Final Closing Statement	Section 2.5(e)
Financial Statements	Section 3.7(a)
Financing	Section 1.1
Financing Conditions	Section 4.8(e)
Financing Parties	Section 1.1
Financing Providers	Section 1.1
Financing Sources	Section 1.1
Fraud	Section 1.1
GAAP	Section 1.1
Governmental Entity	Section 1.1
HHS-OIG	Section 3.12(a)
HSR Act	Section 1.1
Income Taxes	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
IRS	Section 3.16(d)
Law	Section 1.1
Leased Real Property	Section 3.15(b)
Lenders	Section 2.4(a)(iv)
Lien	Section 1.1
Material Adverse Effect	Section 1.1
Material Contract	Section 1.1
Medical Device	Section 3.12(b)
Most Recent Balance Sheet	Section 3.7(a)
Net Working Capital	Section 2.5(a)(iv)
Net Working Capital Lower Boundary	Section 2.5(a)(v)
Net Working Capital Upper Boundary	Section 2.5(a)(vi)
Nonparty Affiliates	Section 9.18
Offering Documentation	Section 7.6(f)(i)
Order	Section 1.1
Organizational Documents	Section 1.1
Other Antitrust Laws	Section 7.2(a)
Paul Hastings	Section 9.17(a)
Permit	Section 1.1
Permitted Liens	Section 1.1

-v-

Defined Terms	Sections

Person	Section 1.1
Personal Information	Section 1.1
PHI	Recitals
PHI Shares	Recitals
Pre-Closing Covenants	Section 9.1
Pre-Closing Tax Refunds	Section 1.1
Pre-Closing Tax Period	Section 1.1
Protest Notice	Section 2.5(d)
Purchase Price	Section 2.2
Real Estate Lenders	Section 2.4(a)(iv)
Real Property	Section 3.15(b)
Real Property Leases	Section 3.10(a)(ii)
Registered Intellectual Property	Section 3.14(a)
Regulatory Laws	Section 3.12(b)
Releasees	Section 6.6
Representatives	Section 1.1
Restricted Persons	Section 1.1
RWI Policy	Section 1.1
Securities	Recitals
Securities Act	Section 1.1
Seller	Preamble
Seller Closing Certificate	Section 8.1(c)
Seller Disclosure Schedules	Section 1.1
Seller’s Knowledge	Section 1.1
Seller’s Recovery Costs	Section 8.6(b)
Seller Releasee	Section 1.1
Seller Welfare and Health Expenses	Section 7.7
Social Security Act	Section 3.12(i)
Straddle Period	Section 1.1
Subsidiary or Subsidiaries	Section 1.1
Supply Agreement	Section 2.4(a)(x)
Suit	Section 1.1
Tax or Taxes	Section 1.1
Tax Returns	Section 1.1
Termination Fee	Section 8.6(b)
Trade Secrets	Section 1.1
Transaction Expenses	Section 1.1
Transition Services Agreement	Section 2.4(a)(ix)
Transfer Taxes	Section 1.1
Treasury Regulations	Section 1.1
U.S. or United States	Section 1.1
Welfare and Health Benefits	Section 7.7

-vi-

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of December 13, 2018, is by and between Filtration Group FGC LLC, a Delaware limited liability company (“Seller”), and CONMED Corporation, a New York corporation (“Buyer”).

RECITALS

1.    Seller is the owner of all of the issued and outstanding common stock (the “PHI Shares”) of Palmerton Holdings, Inc., a New York corporation (“PHI”), and all of the issued and outstanding equity securities (the “BF Securities” and together with the PHI Shares, the “Securities”) of Buffalo Filter LLC, a Delaware limited liability company (“BF LLC”). PHI and BF LLC are collectively referred to herein as the “Acquired Companies” and each individually as an “Acquired Company”.

2.    Seller desires to sell, and Buyer desires to purchase, the Securities on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreed Accounting Principles” means (a) the accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, that were used in preparing and on a consistent basis with the Most Recent Balance Sheet including those set forth in Exhibit C hereto and (b) GAAP, consistently applied. For the avoidance of doubt, in the event of an inconsistency between the principles set forth in subsections (a) and (b) above, the principles set forth in subsection (a) above will prevail over those set forth in subsection (b).

“Ancillary Documents” means the Escrow Agreement and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.

“Benefit Plan” means any (a) Employee Plan and (b) any other benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by any Acquired Company, including any employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Acquired Companies.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Chicago, Illinois or New York, New York are authorized or required by Law to close.

“Cash” means, as of 11:59 p.m. Central time on the Closing Date, all cash and cash equivalents of the Acquired Companies, as determined in accordance with the Agreed Accounting Principles, excluding the effects of transactions on the Closing Date after the Closing outside of the ordinary course of business.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 12, 2018, by and between Seller and Buyer.

“Contract” means any agreement that constitutes a contract under applicable Law.

“Employee” means any employee of any Acquired Company (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the date hereof, e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, that (a) is subject to Title I of ERISA and (b) is maintained, administered or contributed to by any Acquired Company or covers any Employee.

“Environmental Laws” means any Law relating to the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equity Securities” means with respect to an entity, if such entity is a corporation, shares of capital stock of such corporation and, if such entity is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise, and any securities convertible or exchangeable into or exercisable for such capital stock or ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Acquired Company, is or was treated at any time as a single employer under Section 414 of the Code.

“Excluded Payroll Taxes” shall mean the employer’s share of any payroll Taxes due under Section 3111(a) of the Code with respect to any payment under this Agreement that constitutes a Transaction Expense to any Employee whose wages from the Acquired Companies for the 2018 calendar year exceeded $132,900.

“Filtration Group Party” means Filtration Group Corporation and its Affiliates, other than the Acquired Companies.

“Financing” means the debt financing described in the Debt Commitment Letter and any offering of equity, equity-linked or debt securities by Buyer in lieu thereof or in connection with the transactions contemplated by this Agreement.

“Financing Parties” means (i) any entities that have committed to provide or otherwise entered into agreements in connection with the Financing (including any Alternative Financing), including any Financing Source and including the other financial institutions party to the Debt Commitment Letter or any related fee letter and engagement letter and any joinder agreements, credit agreements, indentures, notes, purchase agreements or other agreements related thereto (including the Definitive Debt Financing Agreements) and any arrangers, bookrunners, administrative agents, syndication agents, collateral agents, underwriters, initial purchasers, placement agents and Affiliates of the foregoing, together with (ii) any former, current or future direct or indirect equityholders, controlling persons, members, managers, partners, attorneys, advisors and Representatives of the foregoing and their successors, in each case, in their capacity as such; provided, however, that Financing Parties shall not include Buyer or any of its Affiliates or any former, current, or future direct or indirect equity holders, controlling persons, members, managers, partners, attorneys, advisors or Representatives (other than Financing Sources or any related Financing Parties) of Buyer or any of its Affiliates or any successor of any of the foregoing.

“Financing Providers” means any Person included in clause (i) of the definition of “Financing Parties.”

“Financing Sources” means any financial institution named in the Debt Commitment Letter or that will otherwise be providing debt Financing to Buyer.

“Fraud” means, as finally determined by a court of competent jurisdiction, a willful and knowing common law fraud with the specific intent to deceive or mislead (and not a constructive fraud, equitable fraud or promissory fraud or negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, in each case of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means Taxes imposed on or measured by net income.

“Indebtedness” means any of the following, without duplication: (a) any obligations of the Acquired Companies for borrowed money; (b) any obligations of any Acquired Company evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations of any Acquired Company as lessee under leases that are required under GAAP to be treated as capital leases or to pay the deferred and unpaid purchase price of any business, line of business, property or equipment (including obligations related to earn-out arrangements) other than to the extent such obligations are taken into account in the calculation of Net Working Capital; (d) all net cash payment obligations of the Acquired Companies under swaps, options, derivatives and other hedging Contracts that would be payable upon the termination thereof (calculated assuming termination on the date of determination); (e) any accrued and unpaid interest, premiums, fees, charges, reimbursements and other expenses owed by any Acquired Company with respect to the foregoing, including, but not limited to, prepayment penalties; (f) any obligations from any Acquired Company to Seller or any of its Affiliates (excluding each Acquired Company) other than to the extent such obligations are taken into account in the calculation of Net Working Capital; (g) any guaranty by any Acquired Company of any of the foregoing types of Indebtedness of any Person other than such Acquired Company; (h) all Indebtedness of any other Person secured by a Lien on any property or asset of any Acquired Company other than a Permitted Lien that is not released at Closing pursuant to Section 2.4(a)(iv); and (i) any standalone liability of the Acquired Companies for unpaid Income Taxes with respect to a Pre-Closing Tax Period. Indebtedness shall not include (i) undrawn letters of credit, surety bonds and similar instruments, except to the extent such instruments relate to obligations of an entity other than an Acquired Company, (ii) any obligations from one Acquired Company to another Acquired Company or (iii) any obligations incurred by or on behalf of Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Intellectual Property” means, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, letters patent and pending applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof; (b) all trademarks, service marks, trade names, and Internet domain names, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all published and unpublished works of authorship (including databases and software), and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including confidential ideas, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively “Trade

Secrets”); and (f) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Law” means any statute, law, ordinance, common law, rule or regulation of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or any other similar encumbrance in respect of such property or asset. For the avoidance of doubt, “Lien” shall exclude any restrictions on transfer under securities Laws and any terms and conditions of any Organizational Document of any Acquired Company.

“Material Adverse Effect” means any effect that is or would reasonably be expected to be materially adverse to the business, financial condition, assets or operations of the Acquired Companies, taken as a whole; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any adverse change, event or development arising from or relating to: (a) general business, industry or economic conditions, (b) local, regional, national or international political or social conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any natural or man-made disaster or acts of God, (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) any failure of any Acquired Company to meet any projections or forecasts (provided, that this clause (d) shall not prevent a determination that any effect, change, event, circumstance, fact or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such effect, change, event, circumstance, fact or development is not otherwise excluded from determining whether there is a Material Adverse Effect)), (e) changes in GAAP, (f) changes in Laws, (g) the taking of any action required by this Agreement (except for any obligation to operate in the ordinary course of business), (h) the announcement or pendency of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, employees or contractors of the Acquired Companies due to the announcement or pendency of the transactions contemplated by this Agreement or the identity of the parties to this Agreement and their respective Affiliates, (i) any actions or omissions by Buyer or any of its Affiliates or (j) any matter to the extent expressly set forth in the Seller Disclosure Schedules; provided, that with respect to clauses (a), (b), (c), (e) and (f) of this definition, such changes, events or developments shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent they disproportionately affect the Acquired Companies, taken as a whole, relative to other companies of similar size operating in the geographic markets in which the Acquired Companies operate or their products or services are contracted for, distributed or sold.

“Material Contract” means any of the Contracts listed or required to be listed on Schedules 3.10(a) and 3.14(b).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, certificate of formation, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Permit” means any authorization, approval, consent, certificate, license, permit, registration or franchise of or from any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without penalty or that are being contested in good faith by appropriate proceedings if adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business (i) with respect to liabilities that are not yet due and payable or, if due, are not delinquent or (ii) that are being contested in good faith by appropriate proceedings if adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens, easements, covenants, conditions restrictions, encroachments and other similar matters of record with respect to Real Property which do not materially detract from the value of the Real Property subject thereto or materially interfere with the present use of the Real Property they affect, (d) Liens that will be released prior to or as of the Closing, (e) zoning, building and other land use laws imposed by any Governmental Entity having jurisdiction over such parcel that are not violated by existing structures or the ordinary conduct of the business of the Acquired Companies, (f) Liens identified on issued title policies, title surveys or other documents or writings recorded in the public records, (g) Liens created by or through Buyer, (h) Liens in respect of any obligations as lessee under capitalized leases, and (i) Liens set forth on Schedule 1.1.

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

“Personal Information” means any information with respect to which there is a reasonable basis to believe such information could reasonably be used to identify any individual or that is otherwise protected under applicable Laws concerning data privacy, cybersecurity or data security.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date, which portion shall be determined (i) in the case of any Taxes other than Taxes based upon or related to income, receipts, payroll or sales, be deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of days in such entire Straddle Period and (ii) in the case of all other Taxes by assuming the taxable year or period ended as of the close of the Closing Date.

“Representatives” of any Person shall mean the directors, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

“Restricted Persons” means Filtration Group Corporation and its Subsidiaries; provided, however, that, for the sake of clarity, “Restricted Persons” shall not include any Filtration Group Party or any other Person other than Filtration Group Corporation and its Subsidiaries.

“RWI Policy” means the representations and warranties insurance policy to be obtained by Buyer in connection with the transactions contemplated by this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Seller’s Knowledge” or any similar phrase means the actual knowledge of Samantha Bonano, Nicole Kane, Joseph Lynch and Gregory Pepe after due inquiry.

“Severance Obligations” means any obligation of any Acquired Company to pay the Severance Amount (as defined in each executive’s Change of Control Agreement described below) under any of the (i) Change of Control Agreement, dated as of November 5, 2018, by and between BF LLC and Samantha Bonano; (ii) Change of Control Agreement, dated as of November 15, 2018, by and between BF LLC and Nicole Kane; (iii) Change of Control Agreement, dated as of October 30, 2018, by and between BF LLC and Greg Pepe; and (iv) Change of Control Agreement, dated as of October 28, 2018, by and between BF LLC and Joseph Lynch.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Suit” means any, suit, litigation, arbitration or other dispute resolution proceeding by or before any Governmental Entity.

“Tax” or “Taxes” means all U.S. federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, tariffs, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added, occupancy and other taxes.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means (i) all of the out-of-pocket fees and expenses payable to third parties (including all fees, expenses, disbursements and other similar amounts payable to attorneys, financial advisors, brokers or accountants) incurred by Seller or any Acquired Company prior to the Closing solely to effect the negotiation, documentation and consummation of the transactions contemplated by this Agreement which are unpaid as of the Closing, and (ii) any transaction bonuses, change of control bonuses, excise tax gross-up payments or retention bonuses that, in each case, become payable by Seller, any Acquired Company or any of their Affiliates to any current or former Employees, officers, directors, contractors or other service providers of any Acquired Company solely as a result of the consummation of the transactions contemplated by this Agreement (in each case payable before, at or after the Closing), which are unpaid as of the Closing; provided, however, that Transaction Expenses shall not include any Severance Obligations or any Excluded Payroll Taxes.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Treasury Regulations” means United States Treasury regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

ARTICLE II

PURCHASE AND SALE

2.1    Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to the Securities free and clear of all Liens.

2.2    Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the Securities (the “Purchase Price”) shall be (a) $365,000,000 (the “Enterprise Value”), plus (b) the Cash Amount set forth on the Final Closing Statement, minus (c) the aggregate amount of the Indebtedness set forth on the Closing Schedule, minus (d) the aggregate amount of the Transaction Expenses set forth on the Closing Schedule. At least two (2) Business Days prior to the Closing, Seller shall deliver to Buyer a schedule (the “Closing Schedule”) setting forth (A) each item of Indebtedness outstanding as of immediately prior to the Closing, including the amount and payee thereof, (B) each outstanding Transaction Expense including the amount and payee thereof and (C) Seller’s good faith estimate of Cash (the “Estimated Cash Amount”).

2.3    Closing. Unless this Agreement shall have been terminated in accordance with Section 8.5, Buyer and Seller shall consummate the transactions contemplated by this Agreement by electronic mail and overnight courier service, or by physical exchange of documentation at the offices of Paul Hastings LLP, 71 South Wacker Drive, 45th Floor, Chicago, Illinois 60606 (in either case, the “Closing”), as promptly as practicable but in no event later than three (3) Business Days after the date on which all conditions set forth in Article VIII (except those conditions that are to be satisfied or waived at Closing) have been satisfied or waived by the party entitled to the benefit of the same, at 9:00 a.m., Central time, or at such other place, date and time as the parties shall mutually agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, however, that in no event shall the Closing Date occur prior to February 1, 2019 without the prior written consent of Buyer.

2.4    Closing Deliveries.

(a)    Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:

(i)    certificates evidencing the Securities, if any, duly endorsed in blank or accompanied by stock powers duly executed in blank;

(ii)    certificates of good standing with respect to the Acquired Companies issued by the responsible Governmental Entity of the jurisdictions of their respective formation (to the extent any such certificate is routinely issued by any such jurisdiction), dated as of a date not more than three (3) Business Days prior to the Closing Date;

(iii)    a duly executed “certificate of non-foreign status,” in a form reasonably acceptable to Buyer, that complies with the requirements of Treasury Regulations Section 1.1445-2(b); provided, however, that Buyer’s sole right if such Seller fails to provide such certificate shall be to make an appropriate withholding under Section 1445 of the Code;

(iv)    customary letters reflecting the agreement of the appropriate parties to terminate the obligations of the Acquired Companies under, and release the Liens arising under, the (A) Credit and Guaranty Agreement dated as of March 29, 2018 by and among Filtration Group Corporation, PHI, certain other subsidiaries of Filtration Group Corporation, various lenders, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., BMO Capital Markets Corp., HSBC Bank USA, National Association and ING Capital LLC (the “Credit Agreement Lenders”), as amended, (B) the Amended and Restated Loan Agreement, dated as of March 27, 2014, by and between PHI and The PrivateBank and Trust Company, as amended by that certain Modification Agreement, dated as of March 27, 2018, by and among the Acquired Companies and CIBC Bank USA (the “Real Estate Lenders” and, together with the Credit Agreement Lenders, the “Lenders”), and (C) the agreements entered into in connection therewith, including (1) the Pledge and Security Agreement dated as of March 29, 2018 by and among Filtration Group Corporation, PHI, each of the other grantors party thereto, and Goldman Sachs Bank USA, (2) the Mortgage Loan Note, dated as of March 27, 2014, by and between PHI and The PrivateBank and Trust Company, (3) the Continuing Unconditional Guaranty, dated as of March 27, 2014, by and between BF LLC and The PrivateBank and Trust Company, (4) the Assignment of Mortgage executed by Bank of America, N.A. on March 27, 2014, (5) the Assignment of Assignment of Leases and Rents executed by Bank of America, N.A. on March 27, 2014 and (6) the Building Loan Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of

September 17, 2010, given by Palmerton Holdings, Inc. and Town of Lancaster Industrial Development Agency to Bank of America, N.A. (the Contracts listed in this Section 2.4(a)(iv), the “Existing Debt Agreements”);

(v)    the written resignation of each director of PHI, in each case to be effective as of the Closing;

(vi)    a copy of the resolution of Seller’s manager, certified by an appropriate officer of Seller as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Seller of the transactions contemplated hereby;

(vii)    the Escrow Agreement, duly executed by Seller;

(viii)    the Seller Closing Certificate;

(ix)    a transition services agreement in the form of Exhibit A hereto (the “Transition Services Agreement”), duly executed by Seller; and

(x)    a filter supply agreement in the form of Exhibit B hereto (the “Supply Agreement”), duly executed by Seller.

(b)    Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following:

(i)    an amount equal to (A) the Enterprise Value, plus (B) the Estimated Cash Amount set forth on the Closing Schedule, minus (C) the aggregate amount of the Indebtedness outstanding as of immediately prior to the Closing as set forth on the Closing Schedule, minus (D) the aggregate amount of the Transaction Expenses as set forth on the Closing Schedule, minus (E) the amount of the Adjustment Escrow Deposit;

(ii)    a copy of the resolution of Buyer’s governing body, certified by an appropriate officer of Buyer as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Buyer of the transactions contemplated hereby;

(iii)    the Escrow Agreement, duly executed by Buyer;

(iv)    the Buyer Closing Certificate;

(v)    the Transition Services Agreement, duly executed by Buyer; and

(vi)    the Supply Agreement, duly executed by Buyer.

(c)    Payment of Indebtedness and Transaction Expenses. At the Closing, Buyer shall, on behalf of Seller and the Acquired Companies, pay (i) the Indebtedness reflected in the Closing Schedule to the lenders named therein in accordance with the instructions set forth therein and (ii) the Transaction Expenses reflected in the Closing Schedule to the obligees thereof in accordance with the instructions set forth therein.

(d)    Adjustment Escrow Deposit. At the Closing, Buyer shall deposit, or cause to be deposited, with Wilmington Trust, N.A. (the “Escrow Agent”) an amount equal to $500,000 (the “Adjustment Escrow Deposit”), to be held in escrow in an account (the “Adjustment Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of an Escrow Agreement in a form reasonably acceptable to Seller (the “Escrow Agreement”).

2.5    Net Working Capital Adjustment.

(a)    Definitions.

(i)    “Current Assets” means any and all current assets that should be reflected on the balance sheet of the Acquired Companies in those general ledger accounts (and only those general ledger accounts) included in the Example Net Working Capital Calculation, prepared in accordance with the Agreed Accounting Principles. For the avoidance of doubt, Current Assets shall exclude any assets with respect to Cash and Income Taxes.

(ii)    “Current Liabilities” means any and all current liabilities that should be reflected on the balance sheet of the Acquired Companies in those general ledger accounts (and only those general ledger accounts) included in the Example Net Working Capital Calculation, prepared in accordance with the Agreed Accounting Principles. For the avoidance of doubt, Current Liabilities shall exclude any liabilities with respect to Cash, Indebtedness, Transaction Expenses, Income Taxes, the D&O Insurance, the Severance Obligations and Excluded Payroll Taxes.

(iii)    “Example Net Working Capital Calculation” means the calculation set forth on Exhibit D.

(iv)    “Net Working Capital” means the difference between the book value of the Current Assets and the book value of the Current Liabilities, in each case, as of 11:59 p.m. Central time on the Closing Date. Notwithstanding anything to the contrary herein, for purposes of determining Net Working Capital, (A) no assets or liabilities shall reflect any changes in such assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence (including Tax consequences) of the transactions contemplated hereby; (B) the determination shall be based solely on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any fact, event, change, circumstance, act or decision occurring on or after the Closing; (C) those general ledger accounts (and only those general ledger accounts) included in the Example Net Working Capital Calculation shall be included; and (D) no reserve shall be created and no reserve reflected in the Example Net Working Capital Calculation, if any, shall be increased, decreased or eliminated except in each case by reason of payment, settlement or as required by the Agreed Accounting Principles.

(v)    “Net Working Capital Lower Boundary” means $5,250,000.

(vi)    “Net Working Capital Upper Boundary” means $5,750,000.

(b)    Closing Statement. As soon as practicable, but not later than thirty (30) days following the Closing Date, Buyer shall prepare in good faith and deliver to Seller a statement (the “Closing Statement”) setting forth a calculation of Net Working Capital and Cash and each of the components thereof and reasonably detailed supporting documents for the calculation of Net Working Capital and Cash.

(c)    Reasonable Access. Upon receipt of the Closing Statement, Seller and its Representatives shall be given reasonable on-site access to or copies of (as Seller shall reasonably request), for the purpose of verifying the Closing Statement: (i) all of the Books and Records, work papers, trial balances and other materials relating to the Closing Statement and (ii) Buyer’s and the Acquired Companies’ personnel and accountants.

(d)    Protest Notice. Within thirty (30) days following delivery of the Closing Statement, Seller may deliver written notice (the “Protest Notice”) to Buyer of any disagreement that Seller may have as to the Closing Statement setting forth in reasonable detail the amount(s) in dispute; provided, however, that such thirty (30) day period shall toll during any time that Buyer fails to comply in all material respects with Section 2.5(c). If Seller fails to deliver a Protest Notice on or before the date which is thirty (30) days following delivery of the Closing Statement (or applicable later date if such period is tolled), the Net Working Capital and Cash as set forth on the Closing Statement shall be final, binding and non-appealable.

(e)    Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 2.5(d), Seller and Buyer shall promptly endeavor in good faith to resolve any disagreement as to the Closing Statement. If Buyer and Seller are unable to resolve in writing any disagreement as to the Closing Statement within thirty (30) days following Buyer’s receipt of the Protest Notice, then the amounts in dispute will be promptly referred to the New York office of Ernst & Young LLP (the “Accountants”) for final arbitration, which arbitration shall be completed within thirty (30) days after the matter is submitted to the Accountants, and which arbitration shall be final, binding and non-appealable. The Accountants shall act as an arbitrator to determine, based solely on presentations and submissions by Buyer and Seller (which presentations and submissions shall be made to the Accountants no later than fifteen (15) days after the engagement of the Accountants), and not by independent review, only those amounts still in dispute, in each case, in accordance with the definitions of Net Working Capital and Cash set forth herein. Buyer and Seller agree to execute, if requested by the Accountants, a reasonable engagement letter and to reasonably cooperate with the Accountants during the term of the engagement. The fees and expenses of the Accountants shall be allocated between Buyer and Seller (as determined by the Accountants) so that Seller’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Accountant) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of such fees and expenses shall be paid by Buyer. The parties agree that the purpose of the adjustment contemplated by this Section 2.5 with respect to Net Working Capital is to measure the amount of changes in Net Working Capital using the Agreed Accounting Principles, and such adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining Net Working Capital. The term “Final Closing Statement,” as used in this Agreement, shall mean the Closing Statement if deemed final in accordance with Section 2.5(d) or the definitive Closing Statement agreed to in writing by Seller and Buyer or resulting from the determinations made by the Accountants in accordance with this Section 2.5(e). The term “Cash Amount” shall mean the amount of Cash set forth on the Final Closing Statement.

(f)    Payment. Within five (5) days of the determination of the Final Closing Statement:

(i)    if (A) the Net Working Capital set forth on the Final Closing Statement is less than the Net Working Capital Lower Boundary or (B) the Cash set forth on the Final Closing Statement is less than the Estimated Cash Amount, then in each case such difference (and only such difference) shall be deducted from the Adjustment Escrow Account and paid to Buyer within five (5) days of the determination of the Final Closing Statement, by wire transfer of immediately available funds to an account designated by Buyer;

(ii)    if (A) the Net Working Capital set forth on the Final Closing Statement is greater than the Net Working Capital Upper Boundary or (B) the Cash set forth on the Final Closing Statement is greater than the Estimated Cash Amount, then in each case Buyer shall pay to Seller such difference (and only such difference) within five (5) days of the determination of the Final Closing Statement by wire transfer of immediately available funds to an account designated by Seller; or

(iii)    if (A) the Net Working Capital set forth on the Final Closing Statement is less than or equal to the Net Working Capital Upper Boundary and greater than or equal to the Net Working Capital Lower Boundary and (B) the Cash set forth on the Final Closing Statement is equal to the Estimated Cash Amount, then neither Buyer nor Seller shall have any payment obligation pursuant to this Section 2.5 and the Adjustment Escrow Deposit shall be released to Seller in accordance with Section 2.5(g)(ii).

(g)    Adjustment Escrow. Within five (5) days of the determination of the Final Closing Statement, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent instructing it to disburse all of the funds in the Adjustment Escrow Account as follows: (i) to Buyer, the amount (if any) payable to Buyer pursuant to Section 2.5(f)(i) and (ii) to Seller the remaining Adjustment Escrow Deposit by wire transfer of immediately available funds to accounts designated by Seller.

(h)    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, (i) the process set forth in this Section 2.5 shall be the sole and exclusive remedy of the parties hereto for any disputes related to items required to be included or reflected in the calculation of Net Working Capital and Cash and (ii) Buyer’s right to receive payment pursuant to Section 2.5(f)(i) shall be Buyer’s sole remedy in the event that the Net Working Capital as set forth on the Final Closing Statement is less than the Net Working Capital Lower Boundary and/or the Cash as set forth on the Final Closing Statement is less than the Estimated Cash Amount, even if the amount of such difference is greater than the amount of the Adjustment Escrow Deposit.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

3.1    Existence and Power.

(a)    Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Each Acquired Company is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation (as applicable), has all requisite power and authority required to own and lease its property and to carry on its business as presently conducted, and is duly qualified to transact business as a foreign entity and is in good standing as a foreign entity authorized to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing as a foreign entity would not reasonably be expected to have a Material Adverse Effect.

3.2    Authorization. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby (a) are within Seller’s limited liability company powers and (b) have been duly authorized by all necessary limited liability company action on the part of Seller.

3.3    Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

3.4    Governmental and Third Party Authorizations. Except as set forth on Schedule 3.4, and except for (a) applicable requirements under “blue sky” laws of various states and (b) assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any party to a Material Contract is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except in each case for such consents or approvals (x) the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect or (y) that would arise solely as a result of any acts or omissions by, or any facts pertaining to, Buyer.

3.5    Noncontravention. Except as set forth on Schedule 3.5 and except for (a) applicable requirements under “blue sky” laws of various states and (b) assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, will not (i) violate the Organizational Documents of Seller or any Acquired Company, (ii) violate any Law applicable to Seller or any Acquired Company, (iii) constitute or result in a breach or default by an Acquired Company under any Material Contract, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company, except in the case of clauses (iii) and (iv) for such violations, defaults or impositions that would (x) not reasonably be expected to have a Material Adverse Effect or (y) arise solely as a result of any acts or omissions by, or any facts pertaining to, Buyer.

3.6    Capitalization; Subsidiaries.

(a)    Schedule 3.6(a) sets forth the entire authorized Equity Securities of each Acquired Company and a complete and correct list as of the date hereof of the issued and outstanding Equity Securities of each Acquired Company, including the name of the record owner thereof and the number of Equity Securities held thereby. All of the outstanding Equity Securities of each Acquired Company have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable.

(b)    Except as set forth on Schedule 3.6(b), (i) there are no Contracts (including any options, warrants or similar agreements) obligating any Acquired Company to issue or sell any Equity Securities, (ii) there are no Contracts obligating any Acquired Company with respect to any stock appreciation, phantom stock or similar arrangements, (iii) neither Acquired Company has entered into any stock plan, no Equity Securities have been reserved for issuance and no equity awards (including any restricted shares) with respect to the Acquired Companies have been granted, (iv) neither Acquired Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for Equity Securities having the right to vote) on any matter with respect to which holders of Equity Securities have the right to vote.

(c)    No Acquired Company has any Subsidiaries.

(d)    Except as set forth on Schedule 3.6(d), no Acquired Company is party to any stockholder agreement or other similar agreement with respect to the voting or transfer of any of its Equity Securities.

(e)    Except as set forth on Schedule 3.6(e), Seller is the record owner of, and has good and valid title to, the Securities, free and clear of all Liens.

3.7    Financial Statements; Internal Controls.

(a)    Schedule 3.7(a) contains true and complete copies of (i) the unaudited combined balance sheets of the Acquired Companies as of December 31, 2017 and as of September 30, 2018 (the “Most Recent Balance Sheet” and such date, the “Balance Sheet Date”) and (ii) the related statements of income and cash flows for the twelve-month period and nine-month period then ended, respectively (collectively, the “Financial Statements”).

(b)    Each of the Financial Statements presents fairly, in all material respects, the financial position of the Acquired Companies at the dates thereof and the results of operations of the

Acquired Companies for the periods then ended, as applicable, in accordance with GAAP, consistently applied during the applicable period, except (i) as may be stated in the notes thereto, (ii) that the unaudited Financial Statements at and for the nine month period ended on the Balance Sheet Date are subject to year-end adjustments, (iii) that the unaudited Financial Statements lack the footnote disclosure otherwise required by GAAP and (iv) as set forth on Schedule 3.7(b).

(c)    Each of the Acquired Companies maintains a system of internal accounting controls sufficient to provide reasonable assurances that books and records are maintained and transactions and dispositions of assets are recorded, in each case as reasonably necessary to prepare financial statements that present fairly, in all material respects, the financial position of the Acquired Companies at the dates thereof except as noted in Section 3.7(b).

(d)    Except as set forth on Schedule 3.7(d), other than any Indebtedness outstanding under the Existing Debt Agreements, no Acquired Company is liable in respect of any Indebtedness.

3.8    No Undisclosed Liabilities. Except for obligations and liabilities (a) reflected or reserved against in the Most Recent Balance Sheet or (b) incurred in the ordinary course of business since the Balance Sheet Date, there are no obligations or liabilities of the Acquired Companies, whether or not accrued or contingent and whether or not required to be disclosed, except as would not reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

3.9    Absence of Certain Changes. As of the date hereof, except as disclosed in Schedule 3.9, since the Balance Sheet Date:

(a)    the Acquired Companies have conducted their business only in the ordinary course of business consistent with past practice;

(b)    there has not been any one or more changes, events, or developments that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect;

(c)    no Acquired Company has sold, leased, transferred, pledged or assigned any of its material assets;

(d)    no Acquired Company has cancelled, compromised, waived, or released any material right or claim outside of the ordinary course of business consistent with past practice;

(e)    no Acquired Company has granted any material license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice;

(f)    no Acquired Company has made or authorized any change in any Organizational Document of any of Acquired Company;

(g)    no Acquired Company has issued, sold, or otherwise disposed of any of its Equity Securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;

(h)    no Acquired Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its property;

(i)    no Acquired Company has (i) made any material increase in the base compensation of any of its directors, officers or Employees, except in the ordinary course of business consistent with past practice, or (ii) adopted any material Benefit Plan or modified any material Benefit Plan in any material respect, in each case, except as may be required by any Law or Contract;

(j)    no Acquired Company has made any material Tax election outside of the ordinary course of business consistent with past practice;

(k)    no Acquired Company has changed its accounting policies or procedures, except as required by changes in Law or GAAP; and

(l)    no Acquired Company has legally obligated itself to do any of the foregoing.

3.10    Material Contracts.

(a)    Schedule 3.10(a) contains a list as of the date hereof of each Contract pursuant to which any Acquired Company has any executory rights or obligations that:

(i)    (A) resulted or is expected to result in an aggregate payment of $250,000 or more to or from an Acquired Company in the twelve (12) months ended December 31, 2017 or ending December 31, 2018 and (B) cannot be terminated by such Acquired Company without penalty with less than one hundred eighty-one (181) days’ notice;

(ii)    is an agreement pursuant to which any Acquired Company leases, subleases, occupies or otherwise uses any real property (the “Real Property Leases”);

(iii)    creates a partnership or joint venture;

(iv)    is an agreement with any officer, director or Employee of any Acquired Company, other than (A) any employment letter that sets forth the terms of an at will employment arrangement or (B) a Benefit Plan;

(v)    restricts any Acquired Company from engaging, or competing with any Person, in any line of business in any geographic area;

(vi)    is with Seller or an Affiliate of Seller or any Acquired Company (other than another Acquired Company);

(vii)    relates to the acquisition or disposition of any business (whether by merger, sale of capital stock, sale of assets or otherwise), and which was consummated during the three (3) years preceding the date hereof;

(viii)    relates to Indebtedness including any swap, option, derivative or other hedging arrangement;

(ix)    is a collective bargaining agreement (or similar labor contract) covering any Employee;

(x)    is an agreement with the Acquired Companies’ top ten (10) suppliers or top ten (10) customers for the fiscal year ending December 31, 2018;

(xi)    provides for indemnification by an Acquired Company, except for Organizational Documents of any Acquired Company and non-material Contracts entered into in the ordinary course of business; or

(xii)    is an agreement relating to the settlement of any Suit.

(b)    Except as disclosed in Schedule 3.10(b), as of the date hereof, each Material Contract is valid, binding and in full force and effect. Except as set forth in Schedule 3.10(b), none of the Acquired Companies is in breach in any material respect, or in receipt as of the date hereof of any written notice of any breach in any material respect, of any Material Contract. Except as set forth in Schedule 3.10(b), to Seller’s Knowledge, as of the date hereof, no counterparty to any Material Contract is in breach in any material respect of such Material Contract.

(c)    Seller has made available to Buyer a true and correct copy of each written Material Contract as of the date hereof.

3.11    Suits. Except as set forth on Schedule 3.11, as of the date hereof, there are no material Suits pending or, to Seller’s Knowledge, threatened against any Acquired Company. Except as disclosed on Schedule 3.11, as of the date hereof, there are no material Orders in effect with respect to any Acquired Company.

3.12    Compliance with Laws; Permits; Regulatory Matters.

(a)    None of the Acquired Companies is in violation in any material respect of any Law to which it is subject. Each of the Acquired Companies holds all Permits necessary for the ownership of its assets and the operation of its business, each of such Permits is valid and in full force and effect, and none of the Acquired Companies is in violation of any such Permit in any material respect. Except as set forth on Schedule 3.12(a), BF LLC has not received during the preceding three (3) years written notice from any Governmental Entity (including the Federal Food and Drug Administration (“FDA”), Department of Health and Human Services, Office of Inspector General (the “HHS-OIG”) and the United States Department of Justice (the “DOJ”)) of any violation or alleged violation by it of any Law to which it is subject or any Permit necessary for the ownership of its assets or the operation of its business which remains unresolved. No enforcement action, investigation or review by any Governmental Entity (including the FDA, HHS-OIG and DOJ) is pending or, to Seller’s Knowledge, threatened.

(b)    As to each product that is developed, manufactured, tested, distributed or marketed by BF LLC and that is subject to the Federal Food, Drug, and Cosmetic Act (the “FDCA”), or similar Laws (including Council Directive 93/42/EEC, and all related amendments, concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar Laws, collectively, the “Regulatory Laws” and any such product, a “Medical Device”), each such Medical Device has been, during the preceding three (3) years, and is being developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals, except failures in compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c)    BF LLC is in compliance with the written procedures, record-keeping and the FDA reporting requirements for Medical Device Reporting.

(d)    During the preceding three (3) years, BF LLC has not received, with respect to the business of BF LLC, any (x) written notice of inspectional observations on an Form FDA 483, or equivalent reports by inspectors or officials from any other Governmental Entity of any situation requiring attention or correction or of conditions or circumstances that are objectionable under or otherwise contrary to applicable Regulatory Laws, or (y) warning letters, or other written notices from the FDA or any other Governmental Entity indicating a failure to comply with applicable Regulatory Laws. BF LLC’s facilities and records relating to the Medical Devices were last inspected by the FDA on January 12, 2015.

(e)    Schedule 3.12(e) sets forth a list of all registrations, clearances and approvals issued under the FDCA (collectively, the “FDCA Permits”) and held exclusively by BF LLC. Such listed FDCA Permits constitute the only FDCA Permits required for BF LLC to conduct its business in the United States as presently conducted. Each such FDCA Permit is in full force and effect, and no suspension, revocation, cancellation or withdrawal of any such FDCA Permit has been threatened in writing.

(f)    During the preceding three (3) years, no Medical Device has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by BF LLC in the United States or outside the United States (whether voluntarily or involuntarily). To Seller’s Knowledge, during the preceding three (3) years , (A) there has been no Suit against BF LLC (whether completed or pending) in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, which would reasonably be expected to have a Material Adverse Effect, and (B) BF LLC has not received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to (x) withdraw its approval or request the recall of any Medical Device or (y) enjoin production of any Medical Device.

(g)    As to each Medical Device for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has, during the preceding three (3) years, been approved, BF LLC is in compliance with 21 U.S.C. § 360, § 360e and § 360j and 21 C.F.R. Parts 807, 812 and 814, respectively, and all applicable Regulatory Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which would not reasonably be expected to have a Material Adverse Effect. In addition, BF LLC is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807, medical device reporting requirements set forth in 21 C.F.R. Part 803 and all applicable Regulatory Laws, except for any such failure or failures to be in compliance which would not reasonably be expected to have a Material Adverse Effect.

(h)    No article of any Medical Device manufactured for or distributed by BF LLC during the preceding three (3) years, is (A) adulterated within the meaning of 21 U.S.C. § 351 (or other similar Regulatory Laws), (B) misbranded within the meaning of 21 U.S.C. § 352 (or other similar Regulatory Laws) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or other similar Regulatory Laws), except for any such failure or failures to be in compliance with the foregoing that would not reasonably be expected to have a Material Adverse Effect.

(i)    Neither BF LLC nor, to Seller’s Knowledge, any officer, Employee or agent of BF LLC has, during the preceding three (3) years, been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any applicable Regulatory Law or authorized by Section 306 of the FDCA (21 U.S.C. § 335a(b)) or any applicable Regulatory Law. Neither BF LLC nor, to Seller’s Knowledge, any officer, Employee or agent of BF LLC has, during the preceding three (3) years, been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 or Section 1877 of the Social Security Act of 1935 (the “Social Security Act”) or any similar Law. Neither BF LLC nor, to Seller’s Knowledge, any officer, Employee or agent of BF LLC, (A) has during the preceding three (3) years , engaged in any conduct that would reasonably be expected to subject such Person or entity to a civil money penalty or criminal penalty under Sections 1128A or 1128B of the Social Security Act or any similar Law; (B) is being excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f) or any other governmental payment, procurement or non-procurement program; or (C) is included on the HHS-OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List.

(j)    No vigilance reports or medical device reports with respect to the Medical Devices have during the preceding three (3) years, been reported by BF LLC to any Governmental Authority and, to Seller’s Knowledge, no vigilance report or medical device report is under investigation by any Governmental Entity with respect to any Medical Device. BF LLC is in compliance in all material respects with all certifications currently held by BF LLC governing quality systems and manufacturing processes.

(k)    Without limiting this Section 3.12, BF LLC and its operations are and have during the preceding three (3) years, been conducted in compliance in all material respects with all applicable Laws enforced by the United States Department of Health and Human Services and its constituent agencies, including the Centers for Medicare & Medicaid Services and the Office of Inspector General, and all applicable Laws enforced by the DOJ, including, in each case with respect to all applicable similar local, state, federal, regional, and foreign Laws, the following: all applicable fraud and abuse and transparency laws such as those included in the Social Security Act (e.g., the Anti-Kickback Statute; the Physician Payment Sunshine Act), the federal False Claims Act, the federal False Statements Act, the federal Program Fraud Civil Penalties Act, the Civil Monetary Penalties statute, the physician self-referral provisions of the Stark Law, and the implementing regulations of each such Law.

(l)    Neither BF LLC nor, to Seller’s Knowledge, any of its Representatives has, during the preceding three (3) years, offered, paid or accepted any remuneration or other thing of value that is prohibited by applicable Law, including under the United States Foreign Corrupt Practices Act of 1977. Neither BF LLC nor, to Seller’s Knowledge, any of its Representatives has, during the preceding three (3) years, made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person in violation of any Law (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or pay for special concessions already obtained, or (D) in connection with the approval or regulatory status of the Medical Devices or the facilities in which the Medical Devices are manufactured, packaged or stored, or from which Medical Devices are initially distributed.

3.13    Tangible Personal Property; Sufficiency of Assets.

(a)    Each Acquired Company has good and marketable title to or, in the case of leased property other than the Real Property, has valid leasehold interests in, all tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) material to its business as presently conducted, free and clear of all Liens other than Permitted Liens.

(b)    Except as provided pursuant to the Transition Services Agreement, the assets of the Acquired Companies constitute all the assets, properties and rights of Seller and its Affiliates necessary to conduct the business of the Acquired Companies in all material respects as conducted as of the date of this Agreement.

3.14    Intellectual Property and Data Security.

(a)    Schedule 3.14(a) contains a list as of the date hereof (specifying the owner thereof and the registration or application number if applicable) of all patented or registered Intellectual Property owned by any Acquired Company and material to the operation of its business, and all applications therefor (collectively, “Registered Intellectual Property”). Except as otherwise set forth on Schedule 3.14(a), none of the Registered Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, and all renewals and maintenance fees in respect of the Registered Intellectual Property which were due prior to the date hereof have been duly paid. To Seller’s Knowledge, all Registered Intellectual Property is valid and enforceable.

(b)    Schedule 3.14(b) contains a list as of the date hereof of all Contracts pursuant to which Intellectual Property is (i) licensed or otherwise provided to any Acquired Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements), or (ii) licensed or otherwise provided by any Acquired Company to any third party (excluding non-exclusive licenses granted to customers and contractors of the Acquired Companies in the ordinary course of business).

(c)    All of the Intellectual Property owned by, and material to the business of, any of the Acquired Companies is exclusively owned by the Acquired Companies. Except as set forth on Schedule 3.14(c), each employee and contractor who has developed any issued patents (or, with respect to applicable jurisdictions, registered patents) and, to Seller’s Knowledge, each employee and contractor who has developed any patent applications, in each case, for or on behalf of any of the Acquired Companies, has irrevocably and presently assigned all such patents and patent applications, as applicable, to one or more of the Acquired Companies.

(d)    The Acquired Companies own, or have a valid license or other valid right to use, all material Intellectual Property used in or necessary to their businesses as currently conducted. Except as set forth on Schedule 3.14(d), to Seller’s Knowledge, (i) within the three (3) years preceding the date hereof, none of the Acquired Companies has infringed, misappropriated or otherwise violated in any material respect the Intellectual Property of any other Person, and none of Seller or any of its Affiliates has received any written claim or offer to license suggesting otherwise, and (ii) as of the date hereof, no other Person is infringing, misappropriating or otherwise violating in any material respect the Intellectual Property owned by or licensed exclusively to any Acquired Company.

(e)    At all times during the three (3) years preceding the date hereof, (i) each of the Acquired Companies has established, implemented, and in all material respects complied with, written policies and all applicable Laws regarding data security, cybersecurity, and privacy, including with respect to the collection, use, retention, disclosure, transfer, storage, security or disposal of Trade Secrets and any Personal Information; and (ii) to Seller’s Knowledge, except as has not resulted in, and would not reasonably be expected to result in, material liability or an obligation to notify any Governmental Entity, there has been no unauthorized access to or misuse of any Trade Secrets or Personal Information owned, collected or held for use by, or any of the information technology systems used by, any of the Acquired Companies.

3.15    Real Property.

(a)    Schedule 3.15(a) contains a list of each parcel of real property owned by PHI (the “Owned Real Property”). BF LLC does not have any ownership interest in any real property. Except as set forth on Schedule 3.15(a), (x) PHI has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of any Liens, except for Permitted Liens and (y) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property.

(b)    Schedule 3.15(b) contains a list of each parcel of real property leased under the Real Property Leases (the “Leased Real Property” and together with the Owned Real Property,

the “Real Property”). Each Acquired Company has a valid leasehold interest in all of its Leased Real Property.

(c)    The Real Property constitutes all of the real property occupied or operated by any Acquired Company. No portion of the Owned Real Property is subject to any pending or, to Seller’s Knowledge, threatened condemnation or other similar proceeding by any Governmental Entity. To Seller’s Knowledge, no portion of the Leased Real Property is subject to any pending or threatened condemnation or other similar proceeding by any Governmental Entity. Except as disclosed in Schedule 3.15(c), there are no Contracts to which any Acquired Company is a party granting to any third party the right of use or occupancy of any portion of the parcels of the Real Property.

3.16    Benefit Matters.

(a)    Benefit Plans Generally. Schedule 3.16(a) attached hereto contains a true and complete list as of the date hereof of all Benefit Plans, but excluding normal payroll practices such as the continuation of regular wage payments on account of vacation, holiday, jury duty or other like absence.

(b)    Multiemployer Plans. None of the Acquired Companies or any ERISA Affiliate is a participant in any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c)    Pension Plans. None of the Acquired Companies or any ERISA Affiliate has any unsatisfied liability with respect to any pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, and no Acquired Company has any risk of incurring any actual liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including as a result of the Acquired Company being an ERISA Affiliate of Seller and Seller’s ERISA Affiliates prior to the Closing.

(d)    Qualified Plans. With respect to each Employee Plan intended to qualify under Section 401(a) of the Code, such Employee Plan has received a determination letter or opinion letter from the Internal Revenue Service (the “IRS”) stating that the form of such plan is so qualified, or a request for such determination or opinion is currently pending with the IRS, such request was timely filed, and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to cause any Acquired Company to incur any liability as a result of the qualification of such plan being adversely effected.

(e)    Compliance. Except as set forth on Schedule 3.16(e), each Benefit Plan has been established, operated and administered in compliance in all material respects with all applicable Laws, including ERISA and the Code, as applicable and there are no pending or, to Seller’s Knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity or other Person by, on behalf of or against any Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to any of the Acquired Companies.

(f)    Contributions. Except as set forth on Schedule 3.16(f), to Seller’s Knowledge, an Acquired Company has made or properly accrued all payments and contributions to all Benefit Plans on a timely basis as required by the terms of each such Benefit Plan (and any insurance contract funding such plan), GAAP and any applicable Law.

(g)    Prohibited Transactions. Except as set forth on Schedule 3.16(g), (i) except as would not be material, no nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Benefit Plan, and (ii) none of the Acquired Companies has material Tax liability under Section 4975 of the Code. Except as required by applicable Law, and except as would not be material, no Benefit Plan, nor any trust which serves as a funding medium for any such Benefit Plan is, to Seller’s Knowledge, currently under examination by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than applications for determinations pending with the IRS.

(h)    Documentation. The Acquired Companies have made available to Buyer correct and complete copies of the following documents: (i) to the extent applicable, all material plan documents, amendments and trust agreements relating to each Benefit Plan, including any insurance contracts under which benefits are provided, as currently in effect; (ii) to the extent applicable, the most recent annual and periodic accountings of plan assets; (iii) to the extent applicable, the most recent Internal Revenue Service notification, opinion or determination letter relating to any Benefit Plan that is a pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code, (iv) to the extent such reports were required, all annual reports filed on Form 5500 or 5500C/R, as applicable, for the most recent plan year for which such form is currently required; and (v) the current summary plan description, if any is required by ERISA to be prepared and distributed to participants, for each Employee Plan.

(i)    Post-Retirement Benefits. Except as set forth on Schedule 3.16(i), no Benefit Plan provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA or any other similar applicable Law.

(j)    Change in Control and Tax Gross-Ups.

(i)    Except as set forth on Schedule 3.16(j), neither the execution and delivery of this Agreement, any approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (1) entitle any current or former employee, director, officer or natural person independent contractor of any of the Acquired Companies to severance pay or any material increase in severance pay, (2) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or natural person independent contractor, (3) directly or indirectly cause an Acquired Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (4) otherwise give rise to any material liability under any Benefit Plan, or (5) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the Closing Date.

(ii)    Neither the execution and delivery of this Agreement, any approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(iii)    None of the Acquired Companies has any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

3.17    Labor Matters.

(a)    As of the date hereof, none of the Acquired Companies is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Seller’s Knowledge, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Acquired Companies.

(b)    As of the date hereof, there is no strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Seller’s Knowledge, threatened. Each of the Acquired Companies is in compliance in all material respects with all applicable Laws respecting labor, sexual harassment, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.

3.18    Environmental Matters.

(a)    Except as set forth on Schedule 3.18(a), (i) each Acquired Company is, and for the past three (3) years has been, in material compliance with all applicable Environmental Laws, (ii) no Acquired Company has received in the three (3) years preceding the date hereof any written notice or claim with respect to its business or Real Property from any Governmental Entity or other third party alleging that such Acquired Company is liable under, or not in material compliance with, any Environmental Law which remains unresolved and (iii) to Seller’s Knowledge, there has been no “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., by any Acquired Company in excess of a reportable quantity on the Real Property occupied by an Acquired Company which release remains unresolved.

(b)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.18 shall constitute the sole and exclusive representations and warranties made by Seller with respect to environmental matters, and no other representation or warranty contained in any other section of this Agreement, shall be deemed to be made with respect to environmental matters.

3.19    Taxes.

(a)    All material Tax Returns required to be filed by each Acquired Company have been filed with the appropriate taxing authorities, and all such Tax Returns are true, complete and correct in all material respects. Each Acquired Company has paid all Taxes shown as due and payable by it on such Tax Returns.

(b)    Each Acquired Company has withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, or other third party to the extent due and payable.

(c)    As of the date hereof, there is no lien for Taxes upon any of the assets of the Acquired Companies nor, to the Seller’s Knowledge, is any taxing authority in the process of imposing any lien for Taxes on any of the assets of the Acquired Companies, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Seller or one of its Affiliates in good faith by appropriate action.

(d)    As of the date hereof, no issues that have been raised in writing with any Acquired Company by the relevant taxing authority in connection with any examination of the Tax Returns referred to in paragraph (a) hereof that are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full, unless the validity or amount thereof is being contested by Seller or one of its Affiliates in good faith by appropriate action.

(e)    No election has been filed under Treasury Regulations Section 301.7701-3 to treat BF LLC as a corporation for income tax purposes.

(f)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.19 shall constitute the sole and exclusive representations and warranties made by Seller with respect to Taxes, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to Taxes.

3.20    Brokers. Except for Goldman Sachs & Co. LLC, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller or any Acquired Company who is entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.

3.21    Affiliate Transactions. Except as set forth in Schedule 3.21, (i) no Filtration Group Party is a party to any Contract with any Acquired Company and (ii) no Filtration Group Party has engaged in any transaction with any Acquired Company in the 12 months preceding the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1    Existence and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York.

4.2    Authorization. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby (a) are within Buyer’s corporate powers and (b) have been duly authorized by all necessary corporate action on the part of Buyer.

4.3    Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

4.4    Governmental and Third Party Authorizations. Except as set forth on Schedule 4.4, and except for (a) applicable requirements under “blue sky” laws of various states and (b) assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other party to a Contract to which Buyer is a party is required to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except in each case for such consents or approvals the failure of which to obtain would not materially adversely affect or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.5    Noncontravention. Except as set forth on Schedule 4.5 and except for (a) applicable requirements under “blue sky” laws of various states and (b) assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate the Organizational Documents of Buyer, (ii) violate any Law applicable to Buyer, or (iii) constitute or result in a breach or a default by Buyer under any Contract to which Buyer is a party, except for such violations, defaults or impositions that would not materially adversely affect or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.6    Brokers. Except for Barclays Capital Inc., no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.7    Investment Representations. Buyer is acquiring the Securities for its own account and not with a view to distribution with the meaning of Section 2(a)(11) of the Securities Act. Buyer acknowledges that it is relying solely on its own investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the Books and

Records, facilities and personnel of the Acquired Companies for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Acquired Companies.

4.8    Financing.

(a)    Buyer has delivered to Seller a true and correct copy of an executed debt commitment letter (together with all exhibits, schedules and annexes thereto, the “Debt Commitment Letter”), dated as of the date of this Agreement, entered into by and between Buyer and JPMorgan Chase Bank, N.A., pursuant to which, as of the date of this Agreement, upon the terms and subject to (and only to) the Financing Conditions set forth therein, the Financing Sources party thereto have agreed to provide the amounts and perform the services set forth therein.

(b)    As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner, and the commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Buyer or, to the knowledge of Buyer, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Buyer or, to the knowledge of Buyer, any other party thereto, other than in accordance with the express terms thereof.

(c)    Other than the fee letters relating to the Debt Commitment Letter, there are no side letters, understandings or other agreements or arrangements relating to the Debt Commitment Letter or any portion of the debt financing contemplated thereby to which Buyer or any of its Affiliates is a party that could adversely affect the availability or conditions of the debt financing contemplated by the Debt Commitment Letter.

(d)    Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Debt Commitment Letter (or any fee letters, engagement letters, and syndication letters with respect the Financing and any interest rate, currency or other cost caps or other derivatives relating to the Financing) to be paid on or prior to the date of this Agreement.

(e)    The Debt Commitment Letter has been duly executed by Buyer and, to the knowledge of Buyer, the other parties thereto. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable against Buyer and, to the knowledge of Buyer, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law. There are no conditions precedent related to the funding of the full amount of the debt financing contemplated by the Debt Commitment Letter, other than the conditions precedent expressly set forth in the Debt Commitment Letter (such conditions precedent, the “Financing Conditions”).

(f)    As of the date of this Agreement, assuming the accuracy of the representations and warranties of Seller contained in Article III that are material to the interests of the Financing

Sources and the satisfaction of the conditions set forth in Article VIII (except those conditions that are to be satisfied or waived at Closing, but subject to the satisfaction or waiver of such conditions at the Closing), Buyer has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the relevant portions of the debt financing contemplated by the Debt Commitment Letter will not be available to Buyer on the Closing Date.

(g)    As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach under the Debt Commitment Letter on the part of Buyer or, to the knowledge of Buyer, any other party thereto, under the terms and conditions of the Debt Commitment Letter.

(h)    Assuming the accuracy of the representations and warranties of Seller contained in Article III that are material to the interests of the Financing Sources and the satisfaction of the conditions set forth in Article VIII (except those conditions that are to be satisfied or waived at Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the aggregate proceeds of the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter), when added together with other available cash of Buyer and the Acquired Companies as of the Closing Date, will be sufficient to enable Buyer to pay the aggregate Purchase Price, the amounts required to be paid under Section 2.4(c) hereof when due and payable hereunder, and any other amounts required under the Debt Commitment Letter to be paid in connection with the initial funding of the debt financing contemplated by the Debt Commitment Letter.

(i)    Notwithstanding this Section 4.8 or any other provision of this Agreement, in no event shall the receipt by or the availability of any funds or financing to Buyer or any of its Affiliates or any other financing be a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

4.9    Solvency. Upon the consummation of the transactions contemplated hereby, assuming the accuracy of the representations and warranties of Seller contained in Article III and the satisfaction of the conditions set forth in Article VIII (except those conditions that are to be satisfied or waived at Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (a) Buyer, each of its Subsidiaries and each of the Acquired Companies, taken as a whole, will not be insolvent as defined in Section 101 of Title 11 of the United States Code, (b) Buyer, each of its Subsidiaries and each of the Acquired Companies, taken as a whole, will not be left with insufficient capital with which to engage in its business in the ordinary course of business consistent with past practice, (c) Buyer, each of its Subsidiaries and each of the Acquired Companies, taken as a whole, will not have incurred debts beyond their ability to pay such debts as they mature and (d) the capital of Buyer, each of its Subsidiaries and each of the Acquired Companies, taken as a whole, will not be impaired, except, with respect to the Acquired Companies, for insolvency, insufficiency of capital, incurrence of debt or impairment of capital to the extent resulting from acts and omissions by Seller prior to consummation of the transactions contemplated by this Agreement. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including, following the Closing, each Acquired Company).

ARTICLE V

COVENANTS OF SELLER

5.1    Conduct of Business. Except as set forth on Schedule 5.1, as contemplated by this Agreement or as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, Seller shall (i) not sell, pledge, otherwise encumber or dispose of the Securities, (ii) not take any action which would reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement and (iii) cause each Acquired Company to:

(a)    conduct its business in the ordinary course of business consistent with past practice in all material respects;

(b)    use commercially reasonable efforts to maintain and preserve intact its business organization, to maintain its relations with Governmental Entities, lenders, suppliers, landlords, other Persons with which it has material business relationships, and to keep available the services of its Employees;

(c)    not sell, lease, transfer, create a Lien on, cancel, abandon, assign or otherwise dispose of any of its material assets outside of the ordinary course of business consistent with past practice;

(d)    not acquire any material assets, Persons or businesses, other than in the ordinary course of business consistent with past practice or consistent with Contracts existing as of the date hereof;

(e)    not enter into any Contract that would have been a Material Contract had it been entered into prior to the execution of this Agreement, other than Contracts that would not have been required to be scheduled as a Material Contract pursuant to any subsection of Section 3.10 other than Section 3.10(a)(i) or Section 3.10(a)(x).

(f)    not cancel, compromise, waive, settle or release any material right or claim, other than in the ordinary course of business consistent with past practice in all material respects;

(g)    not grant any material license, sublicense of any rights under or other right with respect to any Intellectual Property, other than non-exclusive rights granted in the ordinary course of business consistent with past practice;

(h)    not incur or guaranty any Indebtedness;

(i)    not make or authorize any change in any of its Organizational Document;

(j)    not make any loans, advances, guarantees to or capital contributions or investments in any other Person (including Seller or any of its Affiliates) other than advances to Employees for business travel or similar expenses made in the ordinary course of business;

(k)    not merge or consolidate either Acquired Company with any other Person, or restructure or reorganize the Equity Securities of either Acquired Company or completely or partially liquidate either Acquired Company;

(l)    not issue, sell, or otherwise dispose of any of its Equity Securities, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;

(m)    not (i) make any increase in the compensation, severance or termination pay of any of its directors, officers and Employees, except for increases in base salary or annual wage rate in the ordinary course of business consistent with past practice that do not exceed 4% in the aggregate, (ii) become a party to, establish, adopt or commence participation in any Benefit Plan or amend or, in any material respect, modify any Benefit Plan (except as may be required by the terms of such Benefit Plan or applicable Law), including any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement except for modifications or renewals to health and welfare plans in the ordinary course of business consistent with past practice that do not materially increase any costs to any Acquired Company, (iii) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except in each case as may be required by GAAP, (v) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Employee; (vi) hire any Employee other than (1) to fill a position created by the termination of employment of a non-executive Employee, with terms of employment no more favorable than those applicable to the former Employee or (2) as set forth on Schedule 5.1(m), or (vii) terminate the employment of any Employee that is an officer, other than for cause; in each case, except as may be required by applicable Law or the terms of any Benefit Plan in effect as of the date hereof;

(n)    not make any material Tax election if the effect of such election would be to increase the Tax liability of any of the Acquired Companies in taxable periods beginning after the Closing Date;

(o)    not make any changes with respect to its accounting policies or procedures outside of the ordinary course of business consistent with past practice, except as required by changes in Law or GAAP;

(p)    not amend, modify, terminate or fail to renew in the ordinary course any Material Contract (other than upon any expiration of the term of any Material Contract) other than in the ordinary course of business consistent with past practice;

(q)    not declare, set aside or pay any non-cash dividend or other distribution (whether in stock, property or any combination thereof) in respect of any Equity Securities;

(r)    not engage in any promotional sales or discount activities or other practice, in each case, in a manner outside the ordinary course of business and contrary to generally accepted industry practices, with the effect of accelerating the pre-Closing period sales or accelerating collection of pre-Closing period receivables or postponing payments to the post-Closing period; and

(s)    not legally obligate itself to do any of the actions described in the foregoing clauses (b) through (r).

5.2    No Additional Representations. Notwithstanding anything to the contrary contained herein, Seller acknowledges and agrees that, except for the specific representations and warranties expressly made by Buyer in Article IV of this Agreement, Buyer has not made, and is neither making nor will make, and Seller, the Acquired Companies, their respective Affiliates and their respective Representatives have not relied, are not relying and will not rely on, any representation or warranty, express or implied, at law or in equity, with respect to (a) Buyer, (b) Buyer’s businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), (c) the transactions contemplated hereby, (d) the accuracy or completeness of any information regarding any of the foregoing, or (e) any other matter whatsoever.

5.3    Seller Release. Effective as of the Closing, Seller, on behalf of itself and its Affiliates, successors and assigns, hereby unconditionally and irrevocably waives, releases and forever discharges any and all such liabilities, rights, claims, causes of action, obligations and losses of any type that it or any of its Affiliates has had, now has or might now have against the Acquired Companies, and each of their respective officers, directors, employees, successors and assigns, in each case in their capacity as such (each, a “Seller Releasee”), in each case, in respect of, relating to or arising in connection with Seller’s ownership of the Acquired Companies prior to the Closing; provided, however, that for the avoidance of doubt, this release shall not apply to any payables or receivables to the extent taken into account in the calculation of Net Working Capital. Seller expressly waives, releases and discharges any claims or rights of Seller with respect to exculpation or indemnification under the Organizational Documents of the Acquired Companies; provided, however, that such release shall not apply to any rights to exculpation or indemnification held by current or former directors or officers of the Acquired Companies acting in their capacity as such. This general release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any statute that expressly limits the effectiveness of a general release of unknown or unsuspected).

5.4    Access to Books and Records. Subject to applicable Law, Seller shall, throughout the period prior to the Closing, cause the Acquired Companies to (a) afford Buyer and its Representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (i) the Employees of the Acquired Companies and (ii) the Books and Records, and (b) furnish at Buyer’s expense, reasonably promptly to Buyer copies of all such Books and Records, and such additional data or information which may already exist, in the form that such data or information exists, in each case that Buyer may reasonably request; provided, that the foregoing shall not require the Acquired Companies to permit any inspection, or to disclose any information, that in the reasonable judgment of the Acquired Companies (x) would result in the disclosure of any Trade Secrets of third parties, the waiver of any attorney-client privilege or other legal privilege or the violation of any of the Acquired Companies’ obligations with respect to the confidentiality of third parties (if the Acquired Companies have used reasonable best efforts to obtain the consent of such party to such inspection or disclosure) or (y) could reasonably be expected to violate applicable antitrust Laws. All such information shall be governed by the terms of the terms of the Confidentiality Agreement.

5.5    Non-Solicitation; Non-Competition.

(a)    Non-Solicitation. For a period of two (2) years after the Closing Date, Seller will not, and will cause the other Restricted Persons not to, directly or indirectly, solicit for employment, employ or engage as a contractor any Employee; provided, however, that the Restricted Persons shall not be restricted from soliciting, employing or engaging as a contractor any person who (i) has not been an Employee for at least 180 days prior to such solicitation or hiring, (ii) whose employment was terminated by Buyer or an Acquired Company after the Closing, or (iii) responds to general solicitations of employment not specifically directed toward Employees (including by a recruiter or search firm).

(b)    Non-Competition. For a period of three (3) years after the Closing Date, Seller and its Affiliates (including the Filtration Group Parties) will not, directly or indirectly, design, engineer, manufacture, distribute or sell any products whose function is surgical smoke evacuation anywhere in the world; provided, however, that nothing in this Section 5.5(b) shall prohibit Seller or its Affiliates (including the Filtration Group Parties) from owning, directly or indirectly, up to 2.0% of the outstanding securities of any Person that are traded on national securities exchange or stock market.

ARTICLE VI

COVENANTS OF BUYER

6.1    Access to Books and Records. Buyer shall maintain until the sixth (6th) anniversary of the Closing Date all Books and Records relating to any Acquired Company or any asset or liability of any Acquired Company prior to the Closing in the manner such Books and Records are maintained immediately prior to the Closing Date. Subject to applicable Law, after the Closing, Buyer shall provide Seller and its Representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (a) the officers and employees of the Acquired Companies and (b) the Books and Records, but, in each case, only in the form that such data or information exists and to the extent relating to the assets, liabilities or business of any Acquired Company prior to the Closing, and Seller and its Representatives shall have the right to make copies of such Books and Records at its sole cost; provided, that Buyer and the Acquired Companies may withhold access, documents or information that in the reasonable judgment of Buyer (x) would result in the disclosure of any Trade Secrets of third parties, the waiver of any attorney-client privilege or other legal privilege or the violation of any of the Acquired Companies’ obligations with respect to the confidentiality of third parties (if the Acquired Companies have used reasonable best efforts to obtain the consent of such party to such inspection or disclosure)

or (y) would reasonably be expected to violate applicable antitrust Laws. All such information shall be kept confidential in accordance with Section 7.6.

6.2    Indemnification; Directors and Officers Insurance.

(a)    For a period of not less than six (6) years from and after the Closing Date, Buyer shall cause the Organizational Documents of each Acquired Company to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current or former directors and officers of any Acquired Company (each, a “Covered Party”) than are set forth in their respective Organizational Documents as of the date hereof. Any indemnification agreements with Covered Parties in existence on the date of this Agreement shall remain effective, without any further action, and shall survive the Closing and continue in full force and effect in accordance with their terms.

(b)    On or prior to the Closing Date, Seller and the Acquired Companies shall obtain a non-cancelable run-off insurance policy for directors’ and officers’ liability, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby, for all persons who were directors, managers or officers of Seller or any Acquired Company, as applicable, on or prior to the Closing Date (the “D&O Insurance”). Buyer shall be solely responsible for paying the costs and expenses (including the premium) of obtaining the D&O Insurance up to a maximum amount of $75,000, and Buyer and Seller shall share equally in any such costs and expenses in excess of $75,000. Buyer shall cause any Acquired Company, as applicable, to maintain the D&O Insurance in full force and effect, and continue to honor the obligations thereunder.

(c)    In the event Buyer or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.2.

6.3    No Additional Representations. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that, except for the specific representations and warranties expressly made by Seller in Article III of this Agreement (as qualified by the Seller Disclosure Schedules), none of Seller, the Acquired Companies or any Nonparty Affiliate has made, is making or will make, and Buyer, its Affiliates and their Representatives have not relied, are not relying and will not rely on, any representation or warranty, express or implied, at law or in equity, with respect to (a) any of the Acquired Companies, (b) their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), (c) the transactions contemplated hereby, (d) the accuracy or completeness of any information regarding any of the foregoing, including any confidential information memorandum, management presentation, projections, budgets or any other information, document or material made available to Buyer, its Affiliates or any of their Representatives in “data rooms” and online “data sites,” management presentations or any in any other form, or (e) any other matter whatsoever.

6.4    Communications Prior to Closing. Prior to the Closing, Buyer and Buyer’s Representatives may only contact and communicate with the employees, lenders, customers, service providers and suppliers of any Acquired Company in connection with the transactions contemplated hereby after prior consultation with and written (including by email) approval of Seller.

6.5    RWI Policy. At or prior to the Closing, Buyer shall deliver to Seller evidence of the purchase by Buyer of a RWI Policy, effective as of the Closing, together with evidence of the payment of the premium for such RWI Policy. The form of RWI Policy will include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller with respect to any claim made by any insured thereunder, except in the case of Fraud and Seller shall be an express third party beneficiary of such provision under the RWI Policy and such provision shall not be amended or waived without Seller’s prior written consent.

6.6    Buyer Release. Effective as of the Closing, Buyer, on behalf of the Acquired Companies and their respective successors and assigns, hereby unconditionally and irrevocably waives, releases and forever discharges any and all such liabilities, rights, claims, causes of action, obligations and losses of any type that the Acquired Companies has had, now has or might now have against Seller and any of its Affiliates and each of their respective officers, directors, employees, successors and assigns, in each case in their capacity as such (each, a “Buyer Releasee” and, together with the Seller Releasees, the “Releasees”) in respect of, relating to or arising in connection with the Seller’s ownership of the Acquired Companies prior to the Closing; provided, however, that for the avoidance of doubt this release shall not apply to any payables or receivables to the extent taken into account in the calculation of Net Working Capital. This general release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any statute that expressly limits the effectiveness of a general release of unknown or unsuspected).

6.7    Employee Compensation Matters. Buyer shall provide to Employees of the Acquired Companies that continue in employment with Buyer or its Affiliates (including the Acquired Companies) after the Closing employee benefits that are similar to those benefits that are provided to similarly situated employees of the Buyer or its Affiliates, until the first (1st) anniversary of the Closing Date.

ARTICLE VII

COVENANTS OF BUYER AND SELLER

7.1    Public Announcements. Each of Buyer and Seller agrees that neither it nor any of its Affiliates will, without the written approval of the other party hereto, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable Law or by the rules of any national securities exchange or stock market, in which case the party hereto required to make the release or announcement shall allow the other party hereto reasonable time to comment on such release or announcement in advance of such issuance; provided that each of the parties hereto may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement; provided, further, that nothing herein shall prohibit or prevent Seller or any of its Affiliates from disclosing any information of a nature that would typically be provided by companies to their investors or prospective investors.

7.2    Antitrust Approvals.

(a)    Seller and Buyer shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than four (4) Business Days following the execution and delivery of this Agreement, file, or cause to be filed, with (i) the United States Federal Trade Commission and the DOJ the notification and report form required pursuant to the HSR Act for the transactions contemplated by this Agreement, and provide as promptly as practicable any supplemental information requested in connection therewith, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Laws relating to antitrust and competition applicable to any Acquired Company, if any (“Other Antitrust Laws”). Each of the parties hereto shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. Buyer shall be responsible for all filing fees payable in connection with such filings.

(b)    Seller and Buyer shall use their respective reasonable best efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request. Buyer agrees to promptly take any and all steps necessary to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Entity or any other party so as to enable the parties to expeditiously close the transactions contemplated by this Agreement, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested, and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of any Acquired Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Suit under the HSR Act or any Other Antitrust Laws, which would otherwise have the effect of preventing or materially delaying the Closing; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither this Section 7.2 nor the “reasonable best efforts” standard shall require, or be construed to require, Buyer to take any action with respect to any assets, properties, businesses or product lines of Buyer, its Subsidiaries or the Acquired Companies that, individually or taken together with any other actions, would reasonably be expected to have a material adverse effect on the business, financial condition, assets or operations of Buyer (together with its Subsidiaries) or the Acquired Companies; and provided, further, that for purposes of determining whether an adverse effect would be material for the purposes hereof, in the case of each of Buyer (together with its Subsidiaries) or the Acquired

Companies, the adverse effect shall be measured against a company of the size and scale of the Acquired Companies (taken as a whole). Buyer and its Affiliates shall be obligated to promptly contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement.

(c)    Subject to applicable Laws relating to the exchange of information, Buyer shall have the right to direct all matters (including the timing thereof) with any Governmental Entity consistent with its obligations under this Section 7.2; provided, that each of the parties hereto agrees to instruct their respective counsel to cooperate with the other and use their respective efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Laws at the earliest practicable dates. Such efforts and cooperation include counsel’s undertaking (i) to promptly inform the other party’s counsel of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. No party hereto shall independently participate in any substantive meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties hereto, shall be limited to outside antitrust counsel only).

(d)    Prior to the Closing, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or (iii) materially delay the consummation of the transactions contemplated by this Agreement.

7.3    Efforts to Close. Subject to the terms of this Agreement (including the proviso in Section 7.2(b)), each of Buyer and Seller shall use their respective reasonable best efforts to promptly cause the conditions to Closing to be satisfied and for the Closing to occur. The “reasonable best efforts” of Seller shall not require Seller or any of its Affiliates to provide financing to Buyer for the consummation of the transactions contemplated hereby.

7.4    Tax Matters.

(a)    Agreed Tax Treatment. Buyer shall be a “C corporation” for purposes of the Code. Buyer shall cause the Company and each other Acquired Company eligible to do so to (i) join Buyer’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date and (ii) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of such Acquired

Companies (the “Agreed Tax Treatment”). Each party hereto shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith. Buyer and Seller agree that any Tax deduction for any of the Transaction Expenses or amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Closing, the payment of Indebtedness, or any amounts included as Current Liabilities (each as finally determined pursuant to this Agreement) shall be allocated to a Pre-Closing Tax Period of the Seller and its Affiliates (such Tax Deduction not to exceed, in the case of PHI, PHI’s taxable income for the Pre-Closing Tax Period ending on the Closing Date). Neither Buyer nor any of its Affiliates shall have any right to any Tax Refunds received by Seller or any of its Affiliates with respect to the Acquired Companies for any Pre-Closing Tax Period.

(b)    Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Companies) to, (i) file, re-file, supplement, or amend any Tax Return of any Acquired Company for any Pre-Closing Tax Period, (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Company that were originally due on or before the Closing Date, (iii) make an election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the transactions contemplated by this Agreement, (iv) make any Tax election with respect to the Acquired Companies effective on or before the Closing Date, (v) take any action relating to Taxes or that could create a Tax liability on the Closing Date (other than as expressly contemplated by this Agreement) that is outside the ordinary course of business, or (vi) carryback any net operating losses to a Tax period (or portion thereof) ending on or before the Closing Date.

(c)    Buyer shall pay all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement, and shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(d)    Allocation of Purchase Price. No later than 60 days following the determination of Net Working Capital as finally determined pursuant to Section 2.5, Seller shall prepare and provide to Buyer an allocation of the Purchase Price (along with other items of consideration for United States federal Income Tax purposes) among the PHI Shares and the assets of BF LLC in accordance with Section 1060 of the Code (as finally determined, and subject to any further amendment, in each case pursuant to this Section 7.4(d), the “Allocation”). The Allocation shall be final and binding on Buyer. In case of any adjustment to the Purchase Price (or any other item of consideration for United States federal Income Tax purposes), requiring an amendment to the Allocation, Seller shall amend the Allocation and provide such amended allocation to Buyer (which shall become the Allocation). The parties hereto agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with the Allocation.

7.5    Confidentiality. Seller will not, and will cause its Affiliates not to, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential or proprietary information of the Acquired Companies (“Confidential Information”); provided, however, that “Confidential Information” will not include any information that (a) is generally available to, or known by, the public (other than as a result of disclosure in violation hereof), (b) is independently developed by Seller or its Affiliates after the Closing without use or reference to

Confidential Information, or (c) is later lawfully obtained by Seller or its Affiliates without any duty of confidentiality. If Seller or any of its Affiliates is compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing, to the extent legally permissible, of its intention to make such disclosure and provide a list of the Confidential Information that Seller or its Affiliates intend to disclose prior to making such disclosure. Prior to the disclosure of any such Confidential Information, Seller agrees to cooperate with Buyer so that Buyer may seek, at its sole cost and expense, an appropriate protective order or other remedy. In the event that such a protective order or other remedy is not obtained prior to such time as disclosure or production is required, Seller (a) may disclose or produce only that portion of such Confidential Information to any Governmental Entity as its legal counsel reasonably believes is required by applicable Law to be disclosed or produced and (b) will use its reasonable best efforts to obtain, at Buyer’s sole cost and expense, an order or other reasonable assurance that confidential treatment will be accorded to such Confidential Information. Notwithstanding anything to the contrary set forth in this Agreement, Seller and its Affiliates shall be permitted to (i) use Confidential Information required in connection with their Tax or accounting purposes and to enforce their respective rights under this Agreement or the Ancillary Documents and (ii) disclose Confidential Information to their respective and prospective investors, provided that such Confidential Information is (x) limited solely to pre-Closing financial information of the Acquired Companies that is of a nature consistent with Sellers’ and its Affiliates’ past communications with their respective investors and prospective investors and (y) not inconsistent with any information that Buyer has filed with or furnished to the Securities and Exchange Commission or has otherwise publicly disclosed.

7.6    Financing and Financing Cooperation.

(a)    Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the Financing as promptly as practicable and in a timely fashion (and in any event, on or prior to the Closing Date) (to the extent such Financing is required to pay the aggregate Purchase Price, the amounts required to be paid under Section 2.4(c) hereof when due and payable hereunder), and any other amounts required under the Debt Commitment Letter to be paid in connection with the initial funding of the debt financing contemplated by the Debt Commitment Letter, including using reasonable best efforts to: (i) maintain in effect and enforce in all material respects the Debt Commitment Letter (including the applicable commitments thereunder) and any Definitive Debt Financing Agreements (until the termination thereof in accordance with their respective terms) and comply in all material respects with its obligations thereunder; (ii) negotiate and enter into definitive debt financing agreements on the terms contemplated by the Debt Commitment Letter (the “Definitive Debt Financing Agreements”); and (iii) satisfy on a timely basis all conditions to the funding of the Financing (including the Financing Conditions) set forth in the Debt Commitment Letter and the Definitive Debt Financing Agreements. Buyer shall keep Seller reasonably informed of the status of its efforts to arrange the Financing and shall give Seller reasonably prompt notice upon obtaining knowledge of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse effect on the availability of the debt financing contemplated by the Debt Commitment Letter.

(b)    Subject to Section 7.6(c), prior to the Closing, Buyer shall not agree to or permit any termination (other than in accordance with its terms), amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Debt Commitment Letter without Seller’s prior written consent if such amendment, replacement, supplement, modification or waiver would reasonably be expected (A) reduce the aggregate amount of the debt financing contemplated by the Debt Commitment Letter; (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the debt financing contemplated by the Debt Commitment Letter, in each case, in a manner that would reasonably be expected to materially delay or prevent the Closing; or (C) adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter; provided, that the Debt Commitment Letter may be amended, replaced, supplemented or otherwise modified to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date of this Agreement and in connection therewith, amend the economics and other arrangements with respect to the appointment of such existing and additional lenders, lead arrangers, bookrunners, syndication agents or similar entities. Upon any such amendment, replacement, supplement or modification, the terms “Debt Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter or applicable Definitive Debt Financing Agreement, as applicable, as so amended, replaced, supplemented or modified. Buyer shall promptly deliver to Seller copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter.

(c)    Buyer (including through its Subsidiaries) shall have the right to substitute the proceeds of consummated debt or equity financings or asset sales for all or any portion of the debt financing contemplated by the Debt Commitment Letter by reducing commitments under the Debt Commitment Letter; provided that the conditions to the use of such proceeds are not less favorable, taken as a whole, to Buyer than the Financing Conditions as in effect on the date hereof.

(d)    If all or any portion of the debt financing contemplated by the Debt Commitment Letter becomes unavailable, or the Debt Commitment Letter shall be withdrawn, repudiated, terminated or rescinded for any reason, then Buyer shall use its reasonable best efforts to arrange and obtain and to negotiate and enter into definitive agreements with respect to, as promptly as practicable, but, in no event, later than the date Buyer is required to consummate the transactions hereunder, from the same and/or alternative financing sources, alternative financing on terms not materially less favorable and conditions not less favorable, taken as a whole, to Buyer than the terms or conditions set forth in the Debt Commitment Letter in an amount sufficient, when added together with the available cash of Buyer and the Acquired Companies as of the Closing Date, to enable Buyer to consummate the transactions contemplated by this Agreement, pay the aggregate Purchase Price and the amounts required to be paid under Section 2.4(c) hereof when due and payable hereunder, and any other amounts required under the Debt Commitment Letter to be paid in connection with the initial funding of the debt financing contemplated by the Debt Commitment Letter. In the event any alternative financing is obtained in accordance with this Section 7.6(d) (“Alternative Financing”), references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Commitment Letter and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Buyer pursuant to this Section 7.6 shall be applicable thereto to the same extent as Buyer’s obligations with respect to the debt financing contemplated by the Debt Commitment Letter.

(e)    From the date hereof to the earlier of the Closing Date and the date this Agreement is terminated in accordance with Section 8.5, Seller shall use its reasonable best efforts, shall cause the Acquired Companies to use their respective reasonable best efforts, and shall use its reasonable best efforts to cause its and their respective Representatives to use their reasonable best efforts, at the sole cost and expense of the Buyer, to provide such reasonable and customary cooperation and information as may be reasonably requested by Buyer in connection with the arrangement, syndication and consummation of the Financing and satisfying the conditions to, and complying with any obligations of Buyer in connection with the preparation and completion of, the Financing.

(f)    Without limiting the generality of the foregoing Section 7.6(e), such assistance shall include:

(i)    furnishing to Buyer and the Financing Providers, to the extent reasonably requested by Buyer, due diligence materials and any other financial and other pertinent information relating to the Acquired Companies and their businesses (but only in the form that such information exists at such time) to be used in the preparation of registration statements, prospectuses, offering and information documents (collectively, “Offering Documentation”), syndication documents and materials, lender and investor presentations and rating agency presentations regarding the business, operations, financial projections and prospects of Buyer and its Subsidiaries customary for the Financing and, to the extent available (but only in the form that such information exists at such time), information of the type reasonably determined by Buyer to be required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt or equity securities in connection with the Financing;

(ii)    assisting Buyer and the Financing Providers in the timely preparation of Offering Documentation, syndication documents and materials, lender and investor presentations and rating agency presentations to be used in connection with the Financing (including in connection with the syndication of credit facilities and/or offerings of securities in registered offerings under the Securities Act or in reliance on Rule 144A under the Securities Act or in private placements);

(iii)    providing to Buyer (x) unaudited combined balance sheets of the Acquired Companies and related statements of income and cash flows as of the end of and for each fiscal quarter ending after the date hereof and at least 30 days before the Closing Date (other than the fourth fiscal quarter of any fiscal year), and (y) unaudited combined balance sheets of the Acquired Companies and related statements of income and cash flows as of the end of and for each fiscal year ending after the date hereof and at least 45 days before the Closing Date, in each case prepared in accordance with GAAP (except (i) as may be stated in the notes thereto, (ii) that any such quarterly financial statements may be subject to year-end adjustments, (iii) that such statements may lack the footnote disclosure otherwise required by GAAP and (iv) as set forth on Schedule 3.7(b)), as well as, using reasonable best efforts to provide, other information as is necessary to receive from the independent auditors of the Acquired Companies’ financial information customary “comfort” (including “negative assurance comfort”) with respect to the financial information to be included in any Offering Documentation (whether in a registered offering under the Securities Act or in reliance on Rule 144A under the Securities Act or in private placements), and using reasonable best efforts to assist in obtaining any such letters and any consents with respect to the combined financial statements of the Acquired Companies from the independent auditors of the Acquired Companies’ financial information;

(iv)    using reasonable best efforts to cause the independent auditors of the Acquired Companies’ financial information to provide assistance and cooperation to Buyer and the Financing Providers in connection with any Financing;

(v)    cooperating with the customary marketing efforts for any portion of the Financing, including by participating (including by way of using reasonable best efforts to cause management with appropriate seniority and expertise to participate), at the request of Buyer, in a reasonable number of diligence sessions and meetings with the Financing Providers and rating agencies (including one-on-one meetings or conference calls with potential Financing Providers), presentations, road shows, drafting sessions, and other syndication activities, in each case, reasonably necessary for any Financing;

(vi)    facilitating the execution and delivery at the Closing of definitive and ancillary documents required in connection with or reasonably related to the Financing;

(vii)    obtaining termination letters, guarantee releases, Lien or other security interest terminations and instruments of discharge to be delivered at Closing to allow for the discharge and termination in full on the Closing Date of any obligations of the Acquired Companies in respect of the Indebtedness under the Existing Debt Agreements, and the release of any related Liens;

(viii)    providing customary authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders;

(ix)    using reasonable best efforts to assist Buyer in obtaining any corporate credit and family ratings from any ratings agencies in respect of the relevant borrower, issuer or parent borrower under the Financing and public ratings for the Financing;

(x)    using reasonable best efforts to provide all documentation and other information about the Acquired Companies as is reasonably requested by Buyer or any Financing Provider at least ten Business Days prior to the Closing Date which is in connection with the Financing and relates to, and is reasonably required by, applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(xi)    executing and delivering any pledge and security documents, and other financing documents on behalf of the Acquired Companies, in each case as may be reasonably requested by Buyer, facilitating the granting and perfection of security interests in collateral (including releasing any Liens on property or assets securing existing Indebtedness, conditional on the Closing) and taking such corporate actions as may be reasonably requested by Buyer to permit the consummation of the Financing as promptly as practicable.

(g)    Notwithstanding the foregoing, none of Seller or the Acquired Companies shall be required to (i) take any action that would subject it to actual or potential liability or conflict with or violate this Agreement or an Acquired Company’s organizational documents (to the extent such conflict or violation cannot be resolved by such entity using its reasonable best efforts to do so) or any applicable Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Existing Debt Agreement or Material Contract to which an Acquired Company is a party as in effect on the date hereof, (ii) bear any cost, fee or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Closing, (iii) undertake any action that would unreasonably and materially interfere with the business or operations of Seller or the Acquired Companies, (iv) provide or prepare, and Buyer shall be solely responsible for, the preparation of pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (v) provide any financial or other information other than in the form that such information exists at such time, (vi) provide access to or disclose any information to Buyer or its Representatives to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or similar protections, or (vii) take any action that would change any fiscal period.

(h)    Notwithstanding anything to the contrary herein, any breach by Seller or the Acquired Companies of their obligations under this Section 7.6 shall not, whether alone or together with any other breach of this Section 7.6, constitute a failure to satisfy the condition precedent set forth in Section 8.1(b) unless (i) such breach has not been cured by Seller or any Acquired Company or their respective Representatives within five (5) Business Days after Buyer’s delivery to Seller of a written notice specifying in reasonable detail the facts and circumstances constituting such breach (it being understood that Buyer shall reasonably cooperate with the Seller to facilitate the Seller’s cure of any such alleged breach) and (ii) such breach is a willful and material breach and directly results in the Financing not being available to Buyer.

(i)    None of Seller or the Acquired Companies or their respective Representatives shall be required to execute or enter into or perform any certificate or agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of PHI shall be required to execute or enter into or perform any agreement with respect to the Financing.

7.7    Employee Matters. Seller shall be solely responsible for (a) claims for the following benefits: medical, prescription drugs, dental, vision, life insurance, short-term disability, long-term disability and healthcare flexible spending accounts (“Welfare and Health Benefits”) and for workers’ compensation, in each case that are incurred by or with respect to any employee of any Acquired Company before the Closing Date, and (b) claims relating to COBRA coverage attributable to “qualifying events” with respect to such employee and his or her beneficiaries and dependents that occur before the Closing Date (any such claims described under clauses (a) and

(b), “Seller Welfare and Health Expenses”). Buyer and its Affiliates shall be solely responsible for (i) claims for Welfare and Health Benefits and for workers’ compensation, in each case that are incurred by or with respect to any employee of any Acquired Company that continues employment with Buyer or its Affiliates (including any Acquired Company) on or after the Closing Date, and (ii) claims relating to COBRA coverage attributable to “qualifying events” with respect to any such employee and his or her beneficiaries and dependents that occur on or after the Closing Date. For purposes of the foregoing, a claim shall be considered incurred when the services are rendered or the supplies are provided, and not when the condition arose. A life insurance, disability or workers’ compensation claim shall be considered incurred when the death, injury or event giving rise to the claim occurs.

ARTICLE VIII

CONDITIONS TO CLOSING; TERMINATION

8.1    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a)    Each of the representations and warranties of Seller set forth in (i) Section 3.1 (Existence and Power), Section 3.2 (Authorization), Section 3.3 (Enforceability), and Section 3.6(a) and (e) (Capitalization; Subsidiaries) shall be true and correct at and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), (ii) Sections 3.6(b), (c), (d) and (f) (Capitalization; Subsidiaries), Section 3.8 (No Undisclosed Liabilities) and Section 3.20 (Brokers) shall be true and correct in all material respects at and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), and (iii) Article III (other than those sections set forth in the foregoing clauses (i) and (ii) of this Section 8.1(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct has not had or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

(c)    Buyer shall have received a certificate dated the Closing Date signed by Seller to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied (the “Seller Closing Certificate”).

(d)    All applicable waiting periods under the HSR Act and Other Antitrust Laws shall have expired or been terminated.

(e)    No Order enjoining or prohibiting any of the parties hereto from consummating the transactions contemplated hereby shall be in effect.

(f)    Since the date of this Agreement, no event, change or development shall have occurred and remains in effect that, individually or taken together with any other events, changes or developments that have occurred since the date of this Agreement and remain in effect, have had or are reasonably expected to have a Material Adverse Effect.

8.2    Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of the following conditions:

(a)    Each of the representations and warranties of Buyer set forth in Article IV shall be true and correct at and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct has not had a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b)    Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

(c)    Seller shall have received a certificate dated the Closing Date signed by Buyer to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Buyer Closing Certificate”).

(d)    All applicable waiting periods under the HSR Act and Other Antitrust Laws shall have expired or been terminated.

(e)    No Order enjoining or prohibiting any of the parties hereto from consummating the transactions contemplated hereby shall be in effect.

8.3    Frustration of Closing Conditions. Neither Seller nor Buyer may rely on or assert the failure of any condition set forth in this Article VIII if such failure results from or was caused by such party’s failure to comply with any provision of this Agreement.

8.4    Waiver of Conditions. All conditions set forth in this Article VIII will be deemed to have been satisfied or waived from and after the Closing.

8.5    Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by either Seller or Buyer, if (i) an Order enjoining or prohibiting any of the parties hereto from consummating the transactions contemplated hereby is in effect and such Order has become final and non-appealable and (ii) the terminating party has not materially breached any provision of this Agreement;

(c)    by Buyer, if (i) a breach or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement shall have occurred which is not cured within thirty (30) days after Buyer provides Seller written notice thereof, specifying such breach or failure in reasonable detail and referencing its rights under this Section 8.5(c) in the event such breach or failure is not cured, and renders impossible the satisfaction of one or more of the conditions set forth in Section 8.1 and (ii) Buyer has not materially breached any provision of this Agreement;

(d)    by Seller, if (i) a breach or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred which is not cured within thirty (30) days after Seller provides Buyer written notice thereof, specifying such breach or failure in reasonable detail and referencing its rights under this Section 8.5(d) in the event such breach or failure is not cured, and renders impossible the satisfaction of one or more of the conditions set forth in Section 8.2 and (ii) Seller has not materially breached any provision of this Agreement; or

(e)    by Buyer or Seller if (i) the Closing shall not have occurred on or before March 12, 2019, and (ii) the terminating party has not materially breached any provision of this Agreement.

8.6    Effect of Termination.

(a)    The valid termination of this Agreement in accordance with Section 8.5 shall terminate all rights and obligations of the parties hereunder and none of the parties shall have any liability to the other party hereunder, except that (a) Section 7.1, this Section 8.6 and Article IX shall survive any such termination, and (b) nothing herein shall relieve any party from liability for any willful breach of any covenant or agreement in this Agreement prior to such termination. A failure of Buyer to consummate the transactions contemplated by this Agreement because of a failure to have sufficient available funds will be deemed to be a willful breach. In the event of termination of this Agreement, and regardless of the reason for the termination, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and any such termination shall not amend, modify, release, waive or otherwise limit any rights or obligations under the Confidentiality Agreement.

ARTICLE IX

MISCELLANEOUS

9.1    No Survival of Representations; Warranties and Pre-Closing Covenants; No Liability. None of the (a) representations and warranties or (b) covenants or agreements which require performance at or prior to the Closing (“Pre-Closing Covenants”), in each case contained in this Agreement, any Ancillary Document or in any certificate or schedule delivered pursuant hereto or thereto, shall survive the Closing. In furtherance, not limitation, of the foregoing, the parties hereto, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that: (a) the representations and warranties herein are intended solely to facilitate disclosure and to give effect to the Closing conditions set forth in Article VIII, (b) the Pre-Closing Covenants are intended solely to serve as Closing conditions set forth in Article VIII and (c) from and after the Closing, no Person will have any entitlement, remedy or recourse, whether in contract, tort or otherwise, with respect to this Agreement, any Ancillary Document or any certificate or schedule delivered pursuant hereto or thereto, or the transactions contemplated hereby or thereby, it being agreed that all such remedies, entitlements and recourse are expressly waived and released to the fullest extent permitted by Law, except for any Suit seeking to specifically enforce, or to recover any damages with respect to the breach of, any covenant or agreement solely to the extent such covenant or agreement is to be performed or complied with after the Closing. Nothing contained in this Agreement shall limit the common law liability of (a) Seller in the event Seller committed Fraud by making any representation or warranty set forth in Article III or (b) Buyer in the event Buyer committed Fraud by making any representation or warranty set forth in Article IV.

9.2    Investigation by Buyer.

(a)    In connection with the decision to execute this Agreement and to consummate the transactions contemplated hereby, Buyer has inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Acquired Companies and their respective businesses as desired by Buyer. The execution of this Agreement and consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, Seller or the Acquired Companies or any of their respective Affiliates, Employees or Representatives, whether oral or written, express or implied (including any implied warranty of merchantability or of fitness for a particular purpose), except for the representations and warranties specifically and expressly set forth in Article III (as qualified or modified by the Seller Disclosure Schedules). Such consummation of the transactions contemplated hereby is instead done entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Acquired Companies and their respective businesses, as well as those representations and warranties by Seller specifically and expressly set forth in Article III (as qualified or modified by the Seller Disclosure Schedules).

(b)    Buyer acknowledges and agrees that, except for the representations and warranties expressly contained Article III, none of Seller, the Acquired Companies or any of their respective directors, officers, employees, Affiliates, controlling persons, agents, advisors or Representatives, has made, is making or shall be deemed to have made any representation or warranty, either express or implied, in connection with the transactions contemplated hereby, including as to the accuracy and/or completeness of any of the information (including, without limitation, any estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or Representatives (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above). With respect to any such estimate, projection or forecast delivered by or on behalf of any of the Acquired Companies to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and forecasts, (ii) Buyer is aware that actual results may differ materially and (iii) Buyer shall not have any claim against Seller or any of its Nonparty Affiliates with respect to any such estimate, projection or forecast. Buyer acknowledges that neither Seller nor the Acquired Companies (nor any Person acting on their behalf) has made any representations or warranties to Buyer regarding the probable success or profitability of the Acquired Companies or their respective businesses.

9.3    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, with confirmation of receipt, if sent prior to 5:00 p.m. Central time, or if sent later, then on the next Business Day, or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

CONMED Corporation

525 French Road

Utica, New York 13502

Attn: Peter K. Shagory, EVP – Strategy and Corporate Development

Email: PeterShagory@conmed.com

With required copies (which shall not constitute notice) to:

CONMED Corporation

525 French Road

Utica, New York 13502

Attn: Daniel S. Jonas, Esq., General Counsel

Email: DanielJonas@conmed.com

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn: Melissa Sawyer

Email: sawyerm@sullcrom.com

If to Seller, to:

c/o Filtration Group Equity LLC

500 West Madison, Suite 3890

Chicago, Illinois 60661

Attn: Larry W. Gies

Email: lgies@madison.net

With a required copy (which shall not constitute notice) to:

Paul Hastings LLP

71 South Wacker Drive, 45th Floor

Chicago, Illinois 60606

Attn: Brian F. Richards

Email: brianrichards@paulhastings.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

9.4    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding anything to the contrary herein, this Section 9.4 and Sections 9.7, 9.8(b), 9.8(c), 9.10 and 9.19 (and any other provision of this Agreement to the extent that an amendment or waiver of such provision would modify in any material respect the substance of any of the foregoing provisions) may not be amended or waived in a manner that would be adverse to a Financing Party without the prior written consent of the relevant Financing Source. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.5    Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

9.6    Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto, except that Buyer may assign any and all of its rights or obligations under this Agreement (x) to one or more of its wholly-owned Subsidiaries (provided, that, any such assignment shall not be undertaken prior to the Closing if not permitted by the Debt Commitment Letter) or (y) to any of Buyer’s Financing Providers as collateral; provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder. Any purported assignment in violation of this Section 9.6 shall be null and void. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.7    Governing Law. This Agreement, the Ancillary Documents, any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that the adjudication of any action, suit, proceeding or claim of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against any Financing Party in connection with this Agreement, the Financing or the transactions contemplated by the Financing shall be governed by and in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

9.8    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)    Any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding.

(b)    Notwithstanding the foregoing provisions of this Section 9.8, any action, suit, proceeding or claim of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against any Financing Party in connection with this Agreement, the Financing or the transactions contemplated by the Financing shall be brought exclusively in any New York state or federal court located in the Borough of Manhattan. Each party hereby irrevocably submits with regard to any such action, suit, proceeding or claim for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any such action, suit, proceeding or claim relating to this Agreement, the Financing or the transactions contemplated by the Financing in any court other than the aforesaid courts.

(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE FINANCING OR TRANSACTIONS CONTEMPLATED BY THE FINANCING) OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY HEREBY ACKNOWLEDGES AND

CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.8.

9.9    Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties hereto agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents executed and delivered concurrently with the execution and delivery of this Agreement or executed and delivered at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery.

9.10    No Third Party Beneficiaries. Other than Sections 5.3, 6.2 (from and after the Closing), 6.6, 9.17 and 9.18, and with respect thereto, Sections 9.6 through 9.10 and Sections 9.13 through 9.16, which are intended to benefit and may also be enforced by the Releasees, Covered Parties, Paul Hastings and the Nonparty Affiliates, as applicable, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that each party specifically acknowledges and agrees that the provisions of Sections 9.4, 9.7, 9.8(b) and 9.8(c), this Section 9.10 and Section 9.19 are intended to benefit and may be enforced by any Financing Party (to the extent contemplated thereby).

9.11    Entire Agreement. This Agreement, the Ancillary Documents and any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto and thereto with respect to the transactions contemplated by this Agreement. All Schedules, including any Seller Disclosure Schedule, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the parties regarding the subject matter of this Agreement, the Ancillary Documents and any Schedules hereto, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

9.12    Seller Disclosure Schedules. Except as otherwise provided in the Seller Disclosure Schedules, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Seller Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, has had or could reasonably be expected to have a Material Adverse Effect, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement. Information disclosed in any Seller Disclosure Schedule will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that the relevance or applicability of the information disclosed to any such representation, warranty, covenant or agreement is reasonably apparent on its face, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Seller Disclosure Schedule or the absence of a reference or cross-reference to such Seller Disclosure Schedule in such representation, warranty, covenant or agreement. No disclosure in the Seller Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

9.13    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.14    Remedies.

(a)     The parties hereto hereby acknowledge and agree that the failure of either party hereto to perform its agreements and covenants hereunder will cause irreparable injury to the other party hereto, for which damages, even if available, will not be an adequate remedy. Accordingly, the parties hereto hereby acknowledge and agree that in the event of any breach or threatened breach by any party hereto of any of its covenants or obligations set forth in this Agreement, in addition to any other available remedies (including damages) the non-breaching party may have at law or in equity, the non-breaching party hereto shall be entitled to an injunction or injunctions to prevent or restrain such breaches or threatened breaches of this Agreement by such party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent such breaches or threatened breaches of, or to enforce compliance with, the covenants, agreements and obligations of such other party hereto under this Agreement (including the obligation to consummate the Closing). Each of the parties hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, agreements and obligations of such parties under this Agreement. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to seeking or obtaining equitable relief.

(b)    In determining damages for any failure by Buyer to close if its conditions to Closing are satisfied or for any failure to comply with its covenants in Section 7.2 or 7.3 that result in the transactions contemplated by this Agreement not being consummated, Buyer agrees that Seller’s damages shall include damages based upon any decrease in value of the Securities, lost premium or lost benefit of the bargain to Seller (in each case taking into account all relevant matters, including the total amount payable to Seller under this Agreement and the time value of money); provided, however, that in no event shall Seller’s damages calculated pursuant to this Section 9.14(b) be determined to exceed the Purchase Price.

9.15    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.16    Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified; and (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

9.17    Privilege; Conflicts of Interest.

(a)    Buyer: (i) acknowledges that Paul Hastings LLP (“Paul Hastings”) has represented the Acquired Companies and Seller in connection with the transactions provided for herein and that, effective upon the Closing, the Acquired Companies shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Seller immediately prior to the Closing all of the Acquired Companies’ right to, title to and interest in all communications with, and work product of, Paul Hastings as they relate to this Agreement, the Ancillary Documents, the transactions contemplated hereby and thereby, and the preparation and negotiation hereof and thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, and (ii) agree that the intent and effect of this provision is to grant Seller control over the exercise of the attorney-client privilege held by any Acquired Company in respect of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and the preparation and negotiation hereof and thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, and (iii) agree that after the Closing, the Acquired Companies will not (and Buyer will cause the Acquired Companies not to) knowingly waive the attorney-client privilege belonging to any Acquired Company, if any, relating to any matter relating to this Agreement, the Ancillary Documents and the transactions contemplated hereunder and thereunder, and the preparation and negotiation hereof and thereof occurring before the Closing or disclose the content of communications or work product related to such privilege to any Person with the intention of or knowingly waiving the attorney-client privilege to which the communications or work product is subject, without the express written consent of Seller.

(b)    Buyer and Seller further intend that Seller shall have the right, should it so choose, to have the benefit of representation by Paul Hastings in connection with post-Closing matters concerning this Agreement, any Ancillary Document and the transactions contemplated hereunder and thereunder. Accordingly, each of Buyer and Seller agree that this Agreement will (i) constitute consultation with respect to the potential conflict of interest that Paul Hastings may have as a result of its representation of the Acquired Companies both historically and in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereunder and thereunder, (ii) confirm that each party understands the risks associated with potential conflicts of interest and that the parties have alternatives to waiving the potential conflict (including refusing to waive the potential conflict or declining to engage in the matter giving rise to the potential conflict), and (iii) that the parties still wish to consent to Paul Hastings’s representation, if requested, of Seller in connection with matters relating to this Agreement, the Ancillary Documents and/or the transactions contemplated hereunder and/or thereunder, and waive any conflicts of interest which do or may exist as a result of such representations, including in connection with any litigation or adversarial proceeding arising among the parties, or any of them, regarding this Agreement, the Ancillary Documents and the transactions contemplated hereunder and thereunder.

9.18    No Recourse Against Nonparty Affiliates. Notwithstanding anything to the contrary contained herein, except in the case of Fraud in the making of any of the representations or warranties set forth in Article III or Article IV, (a) all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) available to Buyer or any of its Affiliates or any of its or their Representatives or any other Person through or on behalf of Buyer that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) Seller; (b) no Person other than Seller, including any Affiliate or any director, officer, employee, incorporator, member, partner, manager, stockholder, agent, attorney, or representative of, or any financial advisor or lender to, Seller or any of its Affiliates, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, or any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach or the transactions contemplated hereby; (c) to the maximum extent permitted by law, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Companies), hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates; and (d) without limiting the foregoing, to the maximum extent permitted by law, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Companies), (i) hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of Seller or otherwise impose liability of Seller on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement.

9.19    No Recourse Against Financing Parties. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, in no event shall any Financing Party have any liability or obligation to, or be subject to any action, suit, proceeding or claim from, Seller, the Acquired Companies or any Nonparty Affiliate in connection with this Agreement or the transactions contemplated hereby, including any Financing, whether at law or equity, in contract, in tort or otherwise, and none of the Seller, the Acquired Companies and the Nonparty Affiliates will have any rights or claims against any Financing Party (solely in its capacity as a Financing Party) under this Agreement or any other agreement contemplated by, or entered into in connection with the transactions contemplated by, this Agreement, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:

FILTRATION GROUP FGC LLC

By:	/s/ Aaron Van Getson
Name:	Aaron Van Getson
Title:	Vice President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

BUYER:

CONMED CORPORATION

By:	/s/ Curt R. Hartman
Name:	Curt R. Hartman
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]